                            STOCK PURCHASE AGREEMENT



                                      among



                              LADD FURNITURE, INC.,


                            FOURNIER FURNITURE, INC.


                                       and


                            FOURNIER ACQUISITION CO.




                           Dated as of January 5, 1996

                                TABLE OF CONTENTS

                                                                                                                Page

         ARTICLE 1:  SALE AND PURCHASE OF SHARES................................................................  1

                  1.1      Sale and Purchase of Shares..........................................................  1
                  1.2      Closing..............................................................................  2
                  1.3      Delivery of Shares...................................................................  2
                  1.4      Payment of Purchase Price............................................................  2

         ARTICLE 2:  REPRESENTATIONS AND WARRANTIES.............................................................  4

                  2.1      Representations and Warranties as to the Company.....................................  4

                           2.1.1    Corporate Status............................................................  4
                           2.1.2    Capitalization..............................................................  5
                           2.1.3    Conflicts, Consents.........................................................  6
                           2.1.4    Financial Information, Material Adverse Change,
                                    Undisclosed Liabilities.....................................................  7
                           2.1.5    No Liens....................................................................  8
                           2.1.6    Accounts Receivable.........................................................  8
                           2.1.7    Inventories.................................................................  8
                           2.1.8    Real Property...............................................................  9
                           2.1.9    Insurance................................................................... 10
                           2.1.10  Litigation................................................................... 10
                           2.1.11  Compliance with Laws, Permits................................................ 10
                           2.1.12  Tax Matters.................................................................. 11
                           2.1.13  Brokers, Finders............................................................. 12
                           2.1.14  Absence of Certain Changes................................................... 12
                           2.1.15  Material Agreements.......................................................... 14
                           2.1.16  Compliance with ERISA........................................................ 16
                           2.1.17  Intellectual Property........................................................ 19
                           2.1.18  Labor Matters................................................................ 20
                           2.1.19  No Material Liabilities...................................................... 20
                           2.1.20  No Judgments or Orders....................................................... 20
                           2.1.21  Bank Accounts; Powers of Attorney............................................ 20
                           2.1.22  Affiliate Transactions....................................................... 21
                           2.1.23  Environmental................................................................ 21
                           2.1.24  Disclosure................................................................... 24


                                                    i




                  2.2      Representations and Warranties as to LADD............................................ 24

                           2.2.1    Authorization, etc.......................................................... 25
                           2.2.2    Conflicts and Consents...................................................... 25
                           2.2.3    Title to Shares, etc........................................................ 26
                           2.2.4    Litigation.................................................................. 26
                           2.2.5    Brokers, Finders............................................................ 26
                           2.2.6    No Other Agreements......................................................... 26

                  2.3      Representations and Warranties of Purchaser.......................................... 26

                           2.3.1    Purchaser's Corporate Status................................................ 27
                           2.3.2    Authorization, etc.......................................................... 27
                           2.3.3    Conflicts, Consents......................................................... 27
                           2.3.4    Brokers, Finders............................................................ 28
                           2.3.5    Purchase for Investment..................................................... 28
                           2.3.6    Financing................................................................... 28

         ARTICLE 3:  CERTAIN COVENANTS PENDING THE CLOSING...................................................... 28

                  3.1      Access and Information............................................................... 28
                  3.2      Conduct of Business of the Company................................................... 29
                  3.3      Efforts to Consummate Transaction.................................................... 30
                  3.4      Employee Matters..................................................................... 30
                  3.5      Consents and Approvals; Releases..................................................... 32
                  3.6      [Intentionally Left Blank]........................................................... 33
                  3.7      Tax Matters.......................................................................... 33
                  3.8      Intercompany Debt.................................................................... 34
                  3.9      Noncompetition....................................................................... 34
                  3.10     Corporate Names...................................................................... 35
                  3.11     Nondisclosure........................................................................ 36
                  3.12     Mutual Cooperation.  ................................................................ 36
                  3.13     Further Assurances.  ................................................................ 36
                  3.14     No Solicitation...................................................................... 36
                  3.15     Caldor Pre-petition Receivable....................................................... 37
                  3.16     VOSH................................................................................. 37
                  3.17     Labor Matters........................................................................ 37
                  3.18     EASY-PLAN.  ......................................................................... 37


                                                    ii




         ARTICLE 4:  CONDITIONS PRECEDENT....................................................................... 38

                  4.1      Conditions to Obligations of Purchaser............................................... 38

                           4.1.1    Representations, Performance, etc........................................... 38
                           4.1.2    Opinion of Counsel.......................................................... 38
                           4.1.3    Resignation of Directors and Officers....................................... 38
                           4.1.4    Certain Approvals, etc...................................................... 39
                           4.1.5    No Litigation or Injunction................................................. 39
                           4.1.6    No Liens.................................................................... 39
                           4.1.7    No Material Adverse Changes................................................. 39
                           4.1.8    Intercompany Debt........................................................... 40
                           4.1.9    Financing................................................................... 40
                           4.1.10   Employment Arrangements..................................................... 40
                           4.1.11   No Change in Law............................................................ 40
                           4.1.12   Repurchase of Equipment..................................................... 40
                           4.1.13   HSR Act..................................................................... 40
                           4.1.14   CEDA Guaranty............................................................... 40

                  4.2      Conditions to Obligations of Sellers................................................. 41

                           4.2.1    Representations, Performance, etc........................................... 41
                           4.2.2    Opinion of Counsel.......................................................... 41
                           4.2.3    Certain Approvals, etc...................................................... 41
                           4.2.4    No Litigation or Injunction................................................. 41
                           4.2.5    No Change in Law............................................................ 42
                           4.2.6    Purchase Price.............................................................. 42
                           4.2.7    Guaranties.................................................................. 42
                           4.2.8    Intercompany Debt........................................................... 42
                           4.2.9    Employment Arrangements..................................................... 42
                           4.2.10   HSR Act..................................................................... 43
                           4.2.11   Security for Note........................................................... 43
                           4.2.12   CEDA Guaranty............................................................... 43
                           4.2.13   Warrant..................................................................... 43

ARTICLE 5:  TERMINATION

                  5.1      Grounds for Termination.............................................................. 43

                           5.1.1    Mutual Consent.............................................................. 43
                           5.1.2    Termination by Either Party................................................. 43

                  5.2      Effect of Termination................................................................ 44


                                                   iii




         ARTICLE 6:  INDEMNIFICATION............................................................................ 44

                  6.1      Indemnification by LADD.............................................................. 44
                  6.2      Indemnification by Purchaser......................................................... 49
                  6.3      Notice of Claims..................................................................... 50
                  6.4      Third Party Claims................................................................... 50
                  6.5      Set Off.............................................................................. 52

         ARTICLE 7:  MISCELLANEOUS.............................................................................. 52

                  7.1      Survival............................................................................. 52
                  7.2      Expenses............................................................................. 53
                  7.3      Assignment; Successors; Parties in Interest.......................................... 53
                  7.4      Amendment and Modification........................................................... 53
                  7.5      Access After Closing................................................................. 53
                  7.6      Best Efforts......................................................................... 54
                  7.7      Knowledge............................................................................ 54
                  7.8      Notices.............................................................................. 54
                  7.9      Public Announcement.................................................................. 56
                  7.10     Captions............................................................................. 56
                  7.11     Entire Agreement..................................................................... 56
                  7.12     Counterparts......................................................................... 56
                  7.13     Severability......................................................................... 56
                  7.14     Arbitration.......................................................................... 57
                  7.15     Confidential Nature of Information................................................... 57
                  7.16     Schedules and Exhibits............................................................... 58
                  7.17     Definitions.......................................................................... 58
                  7.18     Governing Law........................................................................ 66

                                                    iv





SCHEDULES AND EXHIBITS

Schedule 2.1.1             Subsidiaries
Schedule 2.1.2             Capitalization
Schedule 2.1.3             Required Consents
Schedule 2.1.4             Financial Statements/Material Changes/Undisclosed Liabilities
Schedule 2.1.8             Real Property (Owned and Leased)
Schedule 2.1.9             Insurance
Schedule 2.1.10            Litigation
Schedule 2.1.11            Noncompliance with Laws
Schedule 2.1.14            Absence of Certain Changes
Schedule 2.1.15            Material Agreements
Schedule 2.1.16            Employee Benefit Plans
Schedule 2.1.17            Intellectual Property
Schedule 2.1.18            Labor Matters
Schedule 2.1.21            Bank Accounts
Schedule 2.1.22            Affiliate Transactions
Schedule 2.1.23            Environmental
Schedule 3.2               Conduct of Business
Schedule 3.5               Guaranties
Schedule 3.6               Cherry Grove Intellectual Property
Schedule 7.7               Knowledge
Schedule 7.17              Permitted Liens


Exhibit A                  Form of Opinion of Petree Stockton, L.L.P.
Exhibit B                  Form of Opinion of Dewey Ballantine
Exhibit C                  Term Sheet for Subordinated Note
Exhibit D                  Form of Warrant

                            STOCK PURCHASE AGREEMENT

                  STOCK PURCHASE AGREEMENT, dated as of January 5, 1996 (the "Agreement"), by and among LADD Furniture, Inc., a North Carolina corporation ("LADD"), Fournier Furniture, Inc. ("Fournier"), a North Carolina corporation and a wholly owned subsidiary of LADD (Fournier, together with its subsidiary (defined below) is sometimes referred to as, the "Company") (LADD and the Company are sometimes collectively referred to herein as the "Sellers"), and Fournier Acquisition Co., a Delaware corporation (the "Purchaser").

                               W I T N E S S E T H

                  WHEREAS, LADD owns all of the issued and outstanding capital stock of the Company, consisting of 100 shares of Common Stock, par value $1.00 per share (the "Shares");

                  WHEREAS, LADD wishes to sell the Shares to the Purchaser, and the Purchaser wishes to purchase the Shares from LADD, on the terms and conditions and for the consideration set forth herein.

                  NOW, THEREFORE, in consideration of the mutual promises made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows:

                                    ARTICLE 1
                           SALE AND PURCHASE OF SHARES

                  1.1 Sale and Purchase of Shares. Subject to all of the terms and conditions of this Agreement and in reliance upon the representations and warranties contained herein, at the Closing provided for in Section 1.2 in consideration for the sale of the Shares by LADD, representing all of the issued and outstanding shares of capital stock of the Company, Purchaser will pay to LADD the Purchase Price (defined below). The Shares shall be delivered by LADD as provided in Section 1.3, and the Purchase Price shall be paid by the Purchaser as provided in Section 1.4.

                  1.2 Closing. The closing of the purchase and sale of the Shares contemplated hereby (the "Closing") will take place at the offices of Dewey Ballantine, New York, New York at 10:00 a.m., on February 2, 1996 or at such other place, time or date as the parties hereto may agree in writing (the "Closing Date").

                  1.3 Delivery of Shares. At the Closing, LADD will transfer to the Purchaser, against payment of the Purchase Price therefor as provided in
Section 1.5, good and valid title to the Shares, free and clear of any liens, charges, pledges, encumbrances, security interests, options or rights or claims of any third party ("Encumbrances") with respect thereto, by delivering to the Purchaser certificate(s) for such Shares, duly endorsed in blank or accompanied by a duly executed stock power or other proper instrument of assignment duly executed in blank, and having all requisite stock transfer stamps attached.

                  1.4 Payment of Purchase Price. (A) At the Closing, the Purchaser shall pay to LADD the purchase price (the
"Purchase Price") as follows:

                  (i) an amount in cash or other immediately available funds (the "Cash Amount") equal to (x) $3,000,000 plus (y) the remainder of (1) the total availability under Purchaser's senior secured credit facility with the CIT Group/Credit Finance, Inc. ("CIT") on the Closing Date, less (2) $4,000,000 (the minimum availability that CIT requires at Closing), less
                  (3) Purchaser's transaction expenses (not to exceed $900,000) and (ii) a subordinated promissory note (the "Note") on terms set forth on the term sheet attached hereto as Exhibit C in the principal amount of $10,669,516 less the Cash Amount (the "Original Principal Amount") (which Original Principal Amount shall automatically be adjusted pursuant to Section
                  1.4(B)(c) below). On the Closing Date Purchaser shall certify the Cash Amount in writing to LADD.

                  (B) Purchase Price Adjustment. (a) Delivery and Review of Closing Balance Sheet. As promptly as practicable, but not later than 14 days after the Closing Date, LADD and the Company will cause to be prepared and delivered to Purchaser (i) the Closing Balance Sheet in substantially the same form as the Interim Balance Sheet and (ii) a certificate setting forth the Closing Working Capital, together with supporting calculations in reasonable detail (the "Adjustment Certificate"). Purchaser shall be given an opportunity to discuss with LADD and the Company matters relating to the determination of Closing Working Capital. Purchaser shall have 30 days from the date on which the Closing Balance Sheet and the Adjustment Certificate are delivered to it to review such documents (the "Review Period"). Purchaser shall be provided with full access to the work papers of the Company in connection with such review. If Purchaser asserts that any item or amount shown or reflected in the Closing Balance Sheet or the Adjustment Certificate are not materially correct or that the calculation of Closing Working Capital was arrived at other than in accordance with GAAP applied on a basis consistent with those used in the preparation of the Interim Balance Sheet (including the application of the deviations from GAAP set forth in Schedule 2.1.4), Purchaser may, on or prior to the last day of the Review Period, deliver a notice to LADD setting forth, in reasonable detail, the basis for the disagreement therewith, together with supporting calculations (the "Dispute Notice"). LADD and Purchaser acknowledge that disputes aggregating less than $25,000 shall not be deemed material and thereby do not give rise to any adjustment in Closing Working Capital. If no Dispute Notice is received by LADD on or prior to the last day of the Review Period, the Closing Balance Sheet and the Adjustment Certificate shall be deemed accepted by both parties.

                  (b) Disputes. Within 30 days after delivery of the Dispute Notice if Purchaser and LADD shall be unable despite their reasonable efforts to resolve the dispute set forth in the Dispute Notice, Purchaser and LADD shall jointly retain a nationally recognized firm of independent public accountants mutually acceptable to them. Such independent firm shall review the Closing Balance Sheet (and, if necessary or appropriate in their judgment, any related Company work papers) the Adjustment Certificate and the Dispute Notice, and shall, as promptly as practicable and in no event later than 45 days following the date of their engagement, deliver to LADD and Purchaser a report (the "Adjustment Report") setting forth, in reasonable detail, their determination with respect to all of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Closing Balance Sheet, the Adjustment Certificate and the calculation of Closing Working Capital to reflect such determination, together with supporting calculations. The Adjustment Report shall be final and binding upon Purchaser and LADD. LADD shall pay one-half, and Purchaser shall pay one-half, of the fees and expenses of such independent firm incurred in preparing and delivering such Adjustment
Report.

                  (c) Adjustment and Payment. To the extent Closing Working Capital is less than $13,075,500, the Original Principal Amount of the Note shall automatically be deemed to have been reduced by such deficit as of the Closing Date. In the event such deficit is greater than the Original Principal Amount such additional amount shall be promptly paid by LADD to Purchaser in cash. To the extent Closing Working Capital is greater than $13,100,500, the Original Principal Amount of the Note shall automatically be deemed to have been increased by such excess as of the Closing Date. Any such reduction or increase in the Original Principal Amount is herein referred to as the "Principal Amount Adjustment." Any portion of the Principal Amount Adjustment to be paid in cash, shall be made by wire transfer of immediately available funds to an account designated by Purchaser.


                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

                  2.1 Representations and Warranties as to the Company. LADD represents and warrants to the Purchaser as of the date hereof as follows:

                  2.1.1 Corporate Status. (a) Corporate existence. Fournier is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. Fournier is duly qualified and in good standing as a foreign corporation duly authorized to do business in all jurisdictions in which the failure to be so qualified would have a Material Adverse Effect. The subsidiary of Fournier listed on

Schedule 2.1.1 (the "Subsidiary") is Fournier's sole subsidiary and is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization set forth on Schedule
2.1.1 with the corporate power and authority to own its properties and conduct its business as now being conducted. The Subsidiary is duly qualified and in good standing as a foreign corporation duly authorized to do business in all jurisdictions in which the failure to be so qualified would have a Material Adverse Effect on the Company.

                  (b) Corporate Records. The Company has delivered to the Purchaser complete and correct copies, as in effect on the date hereof, of the Articles of Incorporation and Bylaws of the Company and the Subsidiary and all amendments to each thereof. The Purchaser has been given the opportunity to inspect the corporate minute and stock transfer books of the Company.

                  (c) Authorization, etc. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

                  2.1.2 Capitalization. (a) Capital Stock. The authorized capital stock of Fournier consists of 10,000 shares of Common Stock, par value $1.00 per share (the "Common Stock"), of which 100 shares are issued and outstanding. The authorized capital stock of the Subsidiary, the number of shares issued and outstanding, and the beneficial owner of such shares are listed on Schedule 2.1.2 hereto. The Shares, constituting all of the issued and outstanding capital stock of the Company, have been duly authorized and validly issued, and are fully paid and nonassessable and have not been issued in violation of any preemptive rights and, except as set forth in Schedule 2.1.3, are owned beneficially and of record by LADD free and clear of any Encumbrances of any nature whatsoever.

                  (b) Agreements with Respect to Common Stock. There are no preemptive or similar rights on the part of any holder of any Shares. No options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating the Company, contingently or otherwise, to issue or sell any shares of its Common Stock or any securities convertible into or exchangeable for any such shares, are outstanding, and no authorization therefor has been given. There are no agreements of any kind relating to the voting or issuance of any of the Company's capital stock.

                  2.1.3 Conflicts, Consents. (a) Conflicts. Except as set forth on Schedule 2.1.3, the execution and delivery of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby in the manner contemplated hereby, will not conflict with or result in any violation of or default under (or any event that, with notice or lapse of time or both, would constitute a default under), require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any provision of (i) the Articles of Incorporation or Bylaws of the Company, (ii) any mortgage, indenture, loan agreement, note, bond, deed of trust, other agreement, commitment or obligation for the borrowing of money or the obtaining of credit, lease or other agreement, contract, license, franchise, permit or instrument to which the Company is a party or by which the Company may be bound, or (iii) any judgment, order, decree, law, statute, rule or regulation applicable to the Company, which failure to receive such consent for any of the items in section (ii) and (iii) would have a Material Adverse Effect on the Company.

                  (b) Consents. Other than filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, amended (the "HSR Act"), and except as set forth in Schedule 2.1.3, no consent, approval, authorization, permit, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by the Company or LADD in connection with the execution and delivery of this Agreement or the consummation by the Company and LADD of the transactions contemplated hereby in the manner contemplated hereby, which failure of LADD or the Company to make or obtain would have a Material Adverse Effect on the Company.

                  2.1.4 Financial Information, Material Adverse Change, Undisclosed Liabilities. (a) Financial Statements. LADD has delivered to the Purchaser true and complete copies of the unaudited statements of operations of the Company for the fiscal years ended January 1, 1994 and December 31, 1994 and unaudited balance sheets of the Company as of such dates (the "Annual Financials") in each case prepared from and in accordance with the books and records of the Company as of, and for the period ended on, such date. LADD also has delivered to the Purchaser an unaudited statement of operations for the ten
(10) month period ended October 28, 1995 and an unaudited balance sheet of the Company as of October 28, 1995 (the "Interim Financials" and the balance sheet contained in the Interim Financials, the "Interim Balance Sheet"), prepared from and in accordance with the books and records of the Company as of, and for the period ended on, such date. The Annual Financials and Interim Financials are set forth in Schedule 2.1.4. The Annual Financials and the Interim Financials have been prepared in accordance with generally accepted accounting principles ("GAAP") and accounting practices utilized by subsidiaries and divisions of LADD, except as described in the notes to the Interim Statements, consistently applied throughout the periods indicated and present fairly the financial condition of the Company at the respective dates indicated and (in the case of the Annual Financials) the results of operations of the Company for the respective periods indicated, except that the Interim Financials are subject to year-end audit adjustments in accordance with GAAP.

                  (b) Material Adverse Change. Except as disclosed on Schedule 2.1.4, since October 28, 1995, there has been no change in the business, financial condition or prospects of the Company that has had or could reasonably be expected to have a Material Adverse Effect on the Company.

                  (c) Undisclosed Liabilities. Except (i) as and to the extent reflected in the unaudited balance sheet of the Company as of December 31, 1994 included in the Annual Financials or in the notes to the Annual Financials for the year then ended, and (ii) as disclosed in Schedule 2.1.4, as of December 31, 1994, there were no other liabilities or obligations, secured or unsecured (whether absolute, accrued, known or unknown, contingent or otherwise, and whether due or to become due) that has had or which can reasonably be expected to have a

Material Adverse Effect on the Company. Since December 31, 1994, the
Company has not incurred any liabilities or obligations of any nature (whether accrued, absolute, known or unknown, contingent or otherwise, and whether due or to become due) that has had or which can reasonably be expected to have a Material Adverse Effect on the Company, except (x) as and to the extent reflected in the Interim Financials, or (y) as disclosed in Schedule 2.1.4.

                  2.1.5 No Liens. Except for Permitted Liens, the Company has good and marketable title to the personal property and assets reflected in the Annual Financials and the Interim Financials free and clear of all Encumbrances of any nature whatsoever, and all personal property acquired by the Company since October 28, 1995, except such personal property as has been disposed of between such date and the date hereof in the ordinary course of business, it being understood that a disposition of any asset, other than inventory or marketable products, carried on the books of the Company at more than $25,000 shall not be deemed to be a disposition in the ordinary course of business.

                  2.1.6 Accounts Receivable. All reserves have been recorded such that trade accounts receivable are valued in the aggregate at their estimated net realizable value. The trade accounts receivable of the Company reflected on the Annual Financials and the Interim Financials have arisen from bona fide sales transactions in the ordinary course of business.

                  2.1.7 Inventories. The inventories of the Company are fit and sufficient in all material respects for the purposes for which they were purchased or manufactured, except for inventories for which adequate reserves have been provided and reflected in the Annual Financials and the Interim Financials. The values at which inventories are carried on the Annual Financials and the Interim Financials reflect the normal inventory policy of the Company (including the writing down or reserving of the value of slow-moving or obsolete inventory or inventory of below-standard quality to estimated net realizable market value in accordance with GAAP), at the lower of cost or market on a last-in, first-out basis and are not in excess of the value of such inventories computed in accordance with GAAP and accounting practices utilized by subsidiaries and divisions of LADD, except as described in the notes to the Interim Statements, applied on a consistent basis. The Company owns its inventories free and clear of any Encumbrances.

                  2.1.8 Real Property; Condition of Property. (a) The Company has good and marketable title in fee simple to the real property, including the plants, buildings and other improvements thereon, set forth and described in
Schedule 2.1.8 hereto (the "Owned Real Property"), free and clear of any Encumbrances of any nature whatsoever, except for Permitted Liens. The Owned Real Property constitutes all of the real property reflected in the Annual Financials and the Interim Financials and all real property acquired by the Company since October 28, 1995. Schedule 2.1.8 sets forth all leasehold interests in real property held by the Company, and the Company has in all material respects performed all the obligations required to be performed by it to the date hereof under said leases and possesses and quietly enjoys said premises under said leases, and to the best of Sellers' knowledge, such premises are not subject to any Encumbrances of any nature whatsoever, encroachments, building or use restrictions, exceptions, reservations or limitations that in any material respect interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of the Company. The Company has not received notice of any violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to the operations of owned or leased properties of the Company, and the Sellers know of no such violation. The Company has not received notice of any pending or threatened condemnation proceedings relating to any of the owned or leased properties of the Company and, so far as known to Sellers, there are no such pending or threatened proceedings.

                  (b) Except as set forth on Schedule 2.1.8 hereto, the plants, structures, material tangible properties and equipment owned, operated or leased by the Company are in good operating condition and repair, ordinary wear and tear excepted, subject to normal maintenance in the ordinary course of business, and, to the Sellers' knowledge, are in conformity in all material respects with all material applicable laws, ordinances, orders, regulations and other requirements presently in effect or, known to Sellers, scheduled to take effect.

                  (c) LADD has delivered to the Purchaser true and correct copies of all title insurance policies and all deeds to Owned Real Property.

                  2.1.9 Insurance. The assets, properties and business of the Company are insured under the various policies of general liability and other forms of insurance, as set forth on Schedule 2.1.9 hereof. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policies has been received by the Company. To the Sellers' knowledge, such insurance policies provide such coverage against risk of loss in such amounts as are customary for corporations of established reputation engaged in similar businesses as the Company and similarly situated.

                  2.1.10 Litigation. Except as set forth in Schedule 2.1.10, there are no actions, suits or proceedings pending or, to the knowledge of the Company and LADD, threatened or any basis for any such actions, suits or proceedings against or affecting the Company or its respective properties, assets or business which would, individually or in the aggregate, if adversely decided against the Company, have a Material Adverse Effect on the Company or which would prevent or hinder the consummation of the transactions contemplated hereby.

                  2.1.11 Compliance with Laws, Permits. (a) Compliance with Laws. Except as set forth on Schedule 2.1.11, the Company is not, nor previously has it been, in violation of any applicable laws or regulations or any applicable orders, rules, writs, judgments, injunctions, decrees or ordinances applicable to the business or operations of the Company, the violation of which would have a Material Adverse Effect on the Company. Except as set forth on
Schedule 2.1.11, Sellers have not received any notice to the effect that, or otherwise have been advised that, the Company is not in compliance with any of such laws, regulations, orders, rules, writs, judgments, injunctions, decrees or ordinances, and Sellers have no reason to anticipate that any presently existing circumstances of which they have knowledge are likely to result in violations of any such regulations which could, in any one case or in the aggregate, have a Material Adverse Effect on the Company.

                  (b) Permits. All necessary licenses, permits or orders with respect to the conduct of the business of the Company, the absence of which would have a Material Adverse Effect on the Company, have been obtained by the Company and are in effect as of the date hereof. All permits, licenses, orders, registrations, or other approvals of all federal, state, local or foreign governmental or regulatory bodies, the failure to obtain which would have Material Adverse Effect on the Company, have been obtained, are set forth on
Schedule 2.1.11 hereto, are in full force and effect, and, there has been neither any violation, suspension or cancellation thereof nor any basis for any such claim.

                  2.1.12 Tax Matters. The Company and LADD have correctly prepared and timely filed all federal, foreign, state and local tax returns and other tax reports required to be filed, or intends to amend such tax returns where necessary, and has paid, or set up an adequate reserve in the Annual Financials and Interim Financials for the payment of, all federal, foreign, state and local income taxes and other taxes (including, without limitation, all franchise, property, sales, use, excise, intangible, employment taxes, and all such other taxes along with all federal, foreign, state and local income taxes being defined collectively as "Taxes") required to be paid in respect of the periods covered by such returns, has set up an adequate reserve in the Annual Financials and Interim Financials for the payment of all Taxes anticipated to be payable in respect of the period subsequent to the last of such periods. The Company or LADD is not delinquent in the payment of any Taxes, has not waived any statute of limitations in respect of Taxes, and has not requested or agreed to any extension of time within which to file any tax return or report or with respect to a tax assessment or deficiency except as where allowed by law. No deficiencies for Taxes have been assessed or asserted, and the Company and LADD know of no basis for the assertion of claims concerning the Tax liability of the Company. The Company has delivered or made available for review to Purchaser a true and correct copy of all federal, foreign, state and local Tax returns (including amended returns) and tax audit reports (if any) for all periods for which the applicable statute of limitations for the assessment of tax is open). There is no pending or, to the knowledge of the Company and LADD, threatened examination or audit by the Internal Revenue Service or any state, foreign or local taxing authorities of such returns.

All proper amounts of payroll taxes have been collected or withheld by the Company and LADD for all Taxes payable or anticipated to be payable.

                  2.1.13 Brokers, Finders. The Company and LADD have not retained any broker or finder in connection with the transactions contemplated hereby so as to give rise to any claim against the Purchaser or the Company for any brokerage or finder's commission, fee or similar compensation, except that Stump Financial Corporation and Stump & Company have acted as financial advisors to LADD and their fees and expenses will be paid by LADD.

                  2.1.14 Absence of Certain Changes. Except as set forth in Schedule 2.1.14, since October 28, 1995, the Company has not:

                  (a) issued, sold or delivered or agreed to issue, sell or deliver any additional shares of its capital stock or any options, warrants or rights to acquire any such capital stock, or securities convertible into or exchangeable for such capital stock;

                  (b)      mortgaged, pledged or subjected to any
Encumbrance any of its assets, tangible or intangible, except in the ordinary course of business;

                  (c) acquired or disposed of any material assets or properties, or entered into any agreement or other arrangements for any such acquisition or disposition, except in the ordinary course of business;

                  (d) declared, made, paid or set apart any sum for any dividend or other distribution to its shareholders or purchased or redeemed any shares of its capital stock or any option, warrant or right to purchase any of its capital stock, or reclassified its capital stock;

                  (e) (i) increased the wages, salaries, compensation, pension or other benefits payable or to become payable to any of the Company's current or former officers, directors, employees or agents (collectively, "Company Personnel") other than in accordance with the normal compensation and benefits policies of the Company or established by any pension or other benefit plan, or granted any severance or termination pay,
(ii) or entered into any employment, severance or consulting agreement or arrangement with any Company Personnel, (iii) granted, made or accrued, contingently or otherwise, any bonus, incentive compensation, service award or other like benefit, to or to the credit of any Company Personnel or (iv) made any addition to or modification of any employee welfare, pension retirement, profit sharing or similar arrangement except to comply with applicable law;

                  (f) forgiven or cancelled any material debts or claims or waived any material rights of value other than intercompany debts, claims or rights listed on Schedule 3.2 hereto and other than in the ordinary course of business or cancelled or terminated any contract, agreement or other instrument material to the Company;

                  (g) suffered any damage, destruction or loss (whether or not covered by insurance) affecting its properties or assets that could reasonably be expected to have a Material Adverse Effect on the Company;

                  (h) suffered any strike or other labor trouble affecting its business or operations that could reasonably be expected to have a Material Adverse Effect on the Company;

                  (i) suffered or experienced any loss of or, to the best of Sellers' knowledge, suffered or experienced any change in relations with, any Company Personnel or customers that could reasonably be expected to have a Material Adverse Effect on the Company;

                  (j) incurred any indebtedness for borrowed money (or guaranteed any indebtedness of others) other than trade indebtedness incurred in the ordinary course of business;

                  (k)      changed any method of accounting or
accounting practice or policy of the Company;

                  (l) conducted its business other than in the ordinary course so as to preserve the business intact and to preserve for the Purchaser the goodwill of the employees, suppliers, customers and others having material business relations with the Company, except as required by this Agreement;

                  (m) settled or compromised any claim, suit or cause of action involving more than $25,000;

                  (n) materially altered its collection practices with respect to accounts receivable, including any practice which has had the effect of accelerating the recording and billing of accounts receivable;


                  (o) materially altered its payment practices with respect to accounts payable, including any practice which has had the effect of delaying the payment of expenses and other reserves in connection with the business or any material accounts of the Company; or

                  (p) made any capital expenditures or commitments therefor involving payments in excess of $25,000;

                  (q) suffered or experienced any damage, destruction or casualty loss, whether covered by insurance or not, adversely affecting the business, operations or financial condition of the Company; or

                  (r) made any agreement by the Company or LADD to do any of the foregoing.

                  2.1.15 Material Agreements. Except for the contracts, franchises, agreements, plans, leases and licenses described in Schedule 2.1.15 hereto, the Company is not a party to or subject to:

                  (a)      any employment contract or any other
agreement relating to compensation or severance payments with any officer, consultant, director or employee;

                  (b) any plan or contract or arrangement providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or other benefits for employees;

                  (c)      any contract or agreement with any labor union;

                  (d) any lease (other than leases of real property described in Schedule 2.1.8 hereto) involving payment of annual rentals in excess of $25,000;

                  (e) any contract or agreement for the purchase of any materials, services, or supplies involving annual payments in excess of $25,000 and of more than one year in duration;

                  (f) any contract or agreement for the purchase of equipment or any construction or other contract or agreement, not otherwise covered by this
Section 2.1.15, involving annual payments in excess of $25,000 and of more than one year in duration;

                  (g) any contract or agreement for the sale of its products, exceeding $25,000 on an annual basis and of more than one year in duration;

                  (h) any contract or agreement with an agent, sales representative, dealer or other distributor of products of the Company;

                  (i) any instrument evidencing or related to indebtedness for money loaned or borrowed by the Company or indebtedness guaranteed by the Company, in any case in excess of $25,000;

                  (j) any contract or agreement, not otherwise covered by this Section 2.1.15, containing covenants limiting the freedom of the Company to compete in any line of business or with any person;

                  (k) any license or franchise agreement in which the Company is the licensor, licensee or franchisor;

                  (l) any license or franchise agreement in which the Company is the licensee or franchisee;

                  (m) any contract or agreement, not of the type covered by any of the other items of this Section 2.1.15, which involves the payment or receipt by the Company of $25,000 or more in any one year and which by its terms is either (i) not to be performed by the Company prior to one year from the date hereof, or (ii) does not terminate, or is not terminable, by and without penalty to the Company prior to one year from the date hereof.

                  All contracts, franchises, agreements, plans, leases and licenses described in Schedules 2.1.8 and 2.1.15 (the "Material Agreements") are valid and in full force and effect and the Company (or, to the knowledge of the Company and LADD, any other party to such Material Agreements) has not breached any material provision of, and is not in default in any material respect under the terms of, any such Material Agreement. Schedule 2.1.15 correctly identifies each Material Agreement which is or might be terminable by any other party upon the change of control of the Company.

                  2.1.16 Compliance with ERISA. (a) Schedule 2.1.16 sets forth a complete list of each "employee benefit plan," as that term is defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") regardless of whether such plan is subject to ERISA, and each bonus, deferred or incentive compensation, stock purchase, stock option, severance or termination pay plan or program that is maintained or contributed to by the Company or LADD for the benefit of Company Personnel (the "Plans"). Schedule 2.1.16 identifies which plans are sponsored and maintained by LADD and which plans are sponsored and maintained by the Company or its Subsidiary. With respect to each of the Plans, the Company has heretofore made available to the Purchaser (or will deliver to the Purchaser prior to the Closing) correct and complete copies of each of the following documents: (i) the Plans and related trust or other funding documents (including all amendments thereto), (ii) the most recent Form 5500 annual report, including all attachments thereto, filed with the Internal Revenue Service with respect to each such Plan, (iii) most recent trust report, if any, prepared with respect to each such Plan, (iv) the most recent determination letter received from the Internal Revenue Service with respect to each such Plan that is intended to be qualified under section 401 of the Internal Revenue Code of 1986, as amended (the "Code") and (v) the summary plan description prepared for each such Plan.

                           (b)      Each Plan has been administered and
operated in material compliance with its terms and the applicable requirements of ERISA and the Code including the requirement to file an annual report. No Plan is a "multi-employer plan" (within the meaning of Section 3(37) of ERISA) or a "multiple employer" plan (within the meaning of Section 4063 or 4064 of ERISA). Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to that effect or has an application pending for such a determination letter with the Internal Revenue Service.

                  (c) Except as set forth on Schedule 2.1.10, there are no pending or, to the knowledge of the Company and LADD, threatened claims of any Company Personnel against or otherwise involving any of the Plans (other than routine claims for benefits).

                  (d) All contributions required to have been made by the Company or LADD to any Plan pursuant to the applicable provisions of the Code or ERISA have been made within the time prescribed by such provisions of the Code and ERISA and all other contributions which relates to all periods prior to October 28, 1995 have been accrued on the Annual Financials and Interim Financials including the obligation to provide matching contributions and there has been no event since October 28, 1995 which would require additional accruals (other than accruals in the ordinary course).

                  (e) There are no Company Personnel who are entitled to (i) any pension benefit that is unfunded or (ii) any benefit to be paid after termination of employment other than required by Section 601 of ERISA or pursuant to a Plan intending to be qualified under Section 401(a) of the Code or identified as providing a benefit described in this Section 2.1.16(e) on
Schedule 2.1.16. Each Plan that is an employee welfare benefit plan as defined in Section 3(1) of ERISA is either unfunded or funded through an insurance company contract. There is no liability in the nature of a retroactive rate adjustment or loss-sharing or similar arrangement with respect to any such Plan.

                  (f) None of the assets of the Plans is invested in any property constituting employer real property or any employer security within the meaning of Section 407(d) of ERISA. Neither the Company nor the Subsidiary nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject the Company, any of its Subsidiaries or any person who the Company or the Subsidiary has an obligation to indemnify, to any tax or penalty imposed under Section 4975 of the Code in Section 502 of ERISA.

                  (g) Neither the Company nor the Subsidiary has at any time (x) maintained, contributed to or been required to contribute to any plan subject to Title IV of ERISA, (y) incurred or expects to incur any liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA, or (z) incurred or expects to incur liability in connection with an "accumulated funding deficiency" within the meaning of Section 412 of the Code, whether or not waived.

                  (h) Except as set forth on Schedule 2.1.16 or in Section 3.4(c), the events contemplated by this Agreement (either alone or together with any other event) will not (w) entitle any Company Personnel to severance pay, unemployment compensation, or other similar payments under any Plan, law or agreement, (x) accelerate the time of payment or vesting or increase the amount of benefits due under any Plan or agreement or compensation to any Company Personnel, (y) result in any payments (including parachute payments) under any Plan, law or agreement becoming due to any Company Personnel, or (z) terminate or modify or give a third party a right to terminate or modify the provisions or terms of any Plan or any employment agreement.

                  2.1.17 Intellectual Property. (a) Schedule 2.1.17 contains a list of all trademarks, patents and patent applications, trade names and copyrights, whether registered or not, owned by or assigned to the Company or in which it has an interest by license, agreement, shop right, common law, or otherwise or which are used by the Company and are material to the conduct of its business (collectively, the "Listed Intellectual Property"). To the knowledge of the Company and LADD, as appropriate, no third party is engaged in any activity not duly authorized by the Company or LADD, which would constitute an infringement of any Listed Intellectual Property or any processes, designs, formulas, inventions, trade secrets, know-how, ideas or concepts which are presently used in and are material to the operation of the Company's business (collectively, together with the Listed Intellectual Property, the "Intellectual Property"). There are no claims or proceedings pending or, to the knowledge of the Company and LADD, threatened against the Company or Cherry Grove, Inc. ("Cherry Grove") asserting that the Company or Cherry Grove has, is or was infringing any patent, trademark, trade name or other intellectual property rights of any third party. Except as set forth on Schedule 2.1.17, the Company owns or by license or otherwise has, to the extent that neither the Company nor LADD is aware of any claim to the contrary by any third party, the right to use all Intellectual Property. In the Sellers' reasonable judgment, no intellectual property other than the Intellectual Property is necessary or advisable for the conduct of the Company's business as currently conducted. Except as set forth on Schedule 2.1.17, upon consummation of the transactions contemplated hereby, the Purchaser will own all of the Intellectual Property free and clear of any Encumbrance of any nature whatsoever.

                  2.1.18 Labor Matters. Except as set forth on Schedule 2.1.18, there has been no work stoppage or slowdown or other labor difficulties relating to the Company that has had or could reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth on Schedule 2.1.18, the Company is not a party to any collective bargaining agreement with any labor union or similar organization, nor does the Company know of any such organization which represents or claims to represent any of the Company's employees or is currently seeking to represent or organize the employees at any of the principal facilities of the Company.

                  2.1.19  No Material Liabilities.  There are no
material liabilities of the Company, other than:

                  (a) liabilities disclosed or provided for in the Annual Financials or the Interim Financials, including the notes thereto;

                  (b) liabilities incurred or recorded in the ordinary course of business since October 28, 1995, none of which has been materially adverse to the business, assets or operations of the Company

                  2.1.20 No Judgments or Orders. The Company is not a party to or subject to any judgment, order or decree entered in any action or proceeding brought by any governmental agency or any other party enjoining it in respect of any business practice or the conduct of business in any area or the acquisition of any property.

                  2.1.21 Bank Accounts; Powers of Attorney. Schedule 2.1.21 sets forth a list of all bank accounts, petty cash or imprest funds maintained by the Company, with the persons authorized to sign thereon. Also included on Schedule
2.1.21 is a list of safe deposit boxes in the Company's name and the persons authorized to enter such boxes and the names of all persons holding powers of attorney from the Company or the Subsidiary.

                  2.1.22 Affiliate Transactions. Except as reflected in the Annual Financials, the Interim Financials or otherwise set forth in Schedule 2.1.22, neither Sellers nor any Company Personnel (nor any member of any such person's family) is presently a party to any material transaction with the Company (other than for services as employees, officers and directors), including, without limitation, any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to any such person (including, LADD or any affiliate of LADD).

                  2.1.23  Environmental.  Except as disclosed on
Schedule 2.1.23.,

                  (a) The Company complies, and the Company at all times has complied, in all material respects, with all Environmental, Health or Safety Requirements of Law (as defined below) applicable to the business thereof or the Properties (as defined below), including, without limitation, the use, maintenance and operation of the Properties, and all activities and conduct of business related thereto, including, without limitation, the treatment, remediation, removal, transport, storage and/or disposal of any Contaminant (as defined below);

                  (b) The Company has obtained or has taken appropriate steps, as required by Environmental, Health or Safety Requirements of Law, to obtain all environmental, health and safety permits, consents, licenses and other authorizations (collectively, "EHS Permits") necessary for the operation of its business and the ownership and operation of the Properties, all such EHS Permits are in good standing, and the Company is currently in compliance in all material respects with all terms and conditions of such EHS Permits. No material change in the facts or circumstances reported or assumed in the applications for or the granting of such EHS Permits exists. To the best of the Company's knowledge, there are not any proceedings threatened which would jeopardize the validity of any such EHS Permits;

                  (c) The Company is not subject to any judicial or administrative proceeding, notice, order, judgment, decree or settlement, or to the best of the Company's knowledge, any investigation, alleging or addressing in connection with its business or the Properties (i) any violation of any Environmental, Health or Safety Requirements of Law, or (ii) any Remedial Action (as defined below), or (iii) any claims or liabilities and costs arising from the Release (as defined below) or threatened Release of any Contaminant;

                  (d) No Environmental Lien (as defined below) has attached to any of the Properties owned by the Company or, to the best of the Company's or LADD's knowledge, any Properties leased by the Company;

                  (e) The Company has not received and is otherwise not aware of any notice, claim or other communication concerning (i) any alleged violation of any Environmental, Health or Safety Requirements of Law at the Properties, whether or not corrected to the satisfaction of the appropriate authority, (ii) alleged liability of the Company for Environmental Damages (as defined below) arising out of or related to its business or any of the Properties, or (iii) any alleged liability of the Company arising out of or related to its business or the Properties for the Release or threatened Release of a Contaminant at any location, and, there exists no writ, injunction, decree, order or judgment outstanding, nor any lawsuit, claim, proceeding, citation, directive, or summons relating to the condition, ownership, use, maintenance or operation of any of the Properties, or the suspected presence of Contaminants thereon or therefrom, nor is the Company aware of any basis for such lawsuit, claim, proceeding, citation, directive, summons or investigation being instituted or filed;

                  (f) To the best of the Company's knowledge, there has been no Release of any Contaminants in reportable quantities, nor is there any threatened release of any Contaminants, at, to or from any of the Properties;

                  (g) To the best of the Company's knowledge, none of the Properties is listed or proposed for listing on the National Priorities List ("NPL") pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, as amended ("CERCLA"), or listed on the Comprehensive Environmental Response Compensation Liability Information System List ("CERCLIS") or any similar state list of sites, and the Company is unaware of any conditions at any of such Properties which, if known to a Governmental Authority (as defined below), would qualify such Properties for inclusion on any such list;

                  (h) The Company has not disposed (as such term is defined in the Federal Resource Conservation and Recovery Act ("RCRA")) of greater than de minimis quantities of any hazardous waste (as such term is defined in RCRA) at any of the Properties;

                  (i) The Company has not transported or arranged for the transport of any Contaminant to any site, other than amounts and type of Contaminants not subject to regulation under Environmental, Health and Safety Requirements of Law;

                  (j) To the best of its knowledge, the Company has not transported or arranged for the transport of any Contaminant to any facility or site for the purpose of treatment or disposal which (i) is included on the NPL or CERCLIS, (ii) is or was, at the time of disposal, subject to a Remedial Action requirement (other than routine, anticipated, closure-related corrective action obligations affecting closed solid waste management units at such facility) issued under RCRA or any state or local solid or hazardous waste regulatory law, or (iii) at the time of the disposal had received a notice of violation with respect to alleged violations of any Environmental, Health and Safety Requirements of Law;

                  (k) There is not constructed, placed, deposited, stored, disposed nor located on any of the Properties any asbestos in any form which has become or threatens to become friable;

                  (l) To the best of the Company's knowledge, no underground improvements, including but not limited to treatment or storage tanks, sumps, or water, gas or oil wells, or associated piping, but excluding utility-owned underground improvements, are or have ever been located on any of the Properties;

                  (m) There is not constructed, placed, deposited, released, stored, disposed, leaching nor located on any of the Properties any polychlorinated biphenyls ("PCBs") or transformers, capacitors, ballasts, or other equipment which contain dielectric fluid containing PCBs; and

                  (n) To the best of its knowledge, the Company has no liability, has not received and is otherwise unaware of any notice, claim or other communication alleging liability on the part of the Company, for the material violation of any Environmental, Health or Safety Requirements of Law, for Environmental Damages, or for the Release or threatened Release of any Contaminant in connection with any businesses or properties previously owned or operated by the Company.

                  (o) LADD has delivered to Purchaser a true and complete copy of the environmental report prepared by ERM-Southeast, Inc., with respect to the Company's St. Paul, Virginia facility. All matters disclosed therein are incorporated into Schedule 2.1.23.

                  (p)      Purchaser has had prepared its own
environmental report with respect to the Company's St. Paul, Virginia facility, and delivered a true and complete copy to LADD. All matters disclosed therein are incorporated into Schedule 2.1.23

                  2.1.24 Disclosure. This Agreement, the Schedules hereto and the certificates and other documents furnished by the Company or LADD to the Purchaser pursuant hereto, taken as a whole, do not, and as to any representation or warranty made to the best of the knowledge of LADD or the Company, such representation and warranty, to LADD's and the Company's knowledge, does not, as of their respective dates contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein and therein not misleading.

                  2.2 Representations and Warranties as to LADD. LADD represents and warrants to the Purchaser as follows:

                  2.2.1 Authorization, etc. LADD is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina. LADD has all requisite corporate power and authority to execute and deliver this Agreement sufficient to convey to Purchaser good and marketable title to the Shares, free and clear of all Encumbrances of any nature whatsoever and to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of LADD. This Agreement has been duly executed and delivered by LADD and constitutes the legal, valid and binding obligation of LADD enforceable against LADD in accordance with its terms.

                  2.2.2 Conflicts and Consents. (a) Conflicts. Except as set forth in Schedule 2.1.3, the execution and delivery by LADD of this Agreement, and the consummation by LADD of the transactions contemplated hereby, in the manner contemplated hereby, do not and will not conflict with or result in the breach of any of the terms or provisions of, or constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any provision of (i) the Articles of Incorporation or Bylaws of LADD, (ii) any material mortgage, indenture, loan agreement, note, other agreement for the borrowing of money or the obtaining of credit, deed of trust, will, lease or other material agreement or instrument to which LADD is a party or by which LADD or the Shares owned by LADD may be bound, or (iii) any judgment, order, decree, law, statute, rule or regulation applicable to LADD or to the Shares to be sold by LADD.

                  (b) Consents. Except as set forth in Schedule 2.1.3, no consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by LADD in connection with the execution and delivery by LADD of this Agreement or consummation by LADD of the transactions contemplated herein in the manner contemplated hereby.

                  2.2.3 Title to Shares, etc. LADD is the record and beneficial owner of and has good and valid title to the Shares, free and clear of any Encumbrance, preemptive subscription, title retention agreement, adverse claim or option. Upon the delivery of and payment for the Shares at Closing, as provided for in this Agreement, LADD will transfer to the Purchaser good and valid title to the Shares, free and clear of any Encumbrance, preemptive subscription, title retention agreement, adverse claim, option or other restriction whatsoever.

                  2.2.4 Litigation. There is no action, claim, suit or proceeding pending or, to the knowledge of LADD, threatened by or against or affecting LADD and, to the knowledge of LADD, there is no investigation pending or threatened against or affecting LADD, in each case before any court or governmental or regulatory authority or body, that could reasonably be expected to have a material adverse effect on the consummation of the transactions contemplated by this Agreement.

                  2.2.5 Brokers, Finders. LADD has not retained any broker or finder in connection with the transactions contemplated hereby so as to give rise to any claim against the Purchaser or the Company for any brokerage or finder's commission, fee or similar compensation, except that Stump Financial Corporation and Stump & Company have acted as financial advisors to LADD and their fees and expenses will be paid by LADD at the Closing.

                  2.2.6 No Other Agreements. Sellers have no legal obligation, absolute or contingent, to any other person or firm to sell the Shares or the Cherry Grove Intellectual Property or any significant assets of the Company, to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement with respect thereto.

                  2.3 Representations and Warranties of Purchaser. The Purchaser represents and warrants to LADD as of the date hereof as follows:

                  2.3.1 Purchaser's Corporate Status. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. On the Closing Date Purchaser shall have a minimum equity capitalization of $2,500,000.

                  2.3.2 Authorization, etc. The Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

                  2.3.3 Conflicts, Consents. (a) Conflicts. The execution and delivery of this Agreement by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby in the manner contemplated hereby, do not and will not conflict with or result in any violation of, or default under (or any event that, with notice or lapse of time or both, would constitute a default under), any provision of (i) the Articles of Incorporation or Bylaws of the Purchaser, (ii) any mortgage, indenture, loan agreement, note, bond, deed of trust, other agreement, commitment or obligation for the borrowing of money or the obtaining of credit, material lease or other material agreement, contract, license, franchise, permit or instrument to which the Purchaser is a party or by which it may be bound, or (iii) any judgment, order, decree, law, statute, rule or regulation applicable to the Purchaser.

                  (b) Consents. Other than filings under the HSR Act, no consent, approval, authorization, permit, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby in the manner contemplated hereby.

                  2.3.4 Brokers, Finders. The Purchaser has not retained any broker or finder in connection with the transactions contemplated hereby so as to give rise to any valid claim against LADD or the Company for any brokerage or finder's commission, fee or similar compensation.

                  2.3.5 Purchase for Investment. The Purchaser is acquiring the Shares for its own account for investment and not with a view to any distribution thereof. The Purchaser acknowledges receipt of advice from the Company to the effect that the Shares have not been registered under the Securities Act of 1933, as amended, or any state securities laws.

                  2.3.6 Financing. Purchaser has furnished to LADD true and complete copies of all commitment letters received from Purchaser's lending sources and equity sources setting forth the amount of funds necessary for Purchaser to purchase the Shares as provided in this Agreement. All fees required to be paid by Purchaser to such lending sources as of the date hereof have been paid by Purchaser or an affiliate thereof and such commitment letters are subject only to the conditions set forth therein. Purchaser is not in default with respect to any requirements or conditions contained in such commitment letters and knows of no existing conditions, events or circumstances that would cause such lending sources to not fund such commitments in connection with the transactions contemplated hereby.

                                    ARTICLE 3
                      CERTAIN COVENANTS PENDING THE CLOSING

                  3.1 Access and Information. Prior to the Closing Date, LADD shall cause the Company to (a) give to the Purchaser and its representatives full and free access to the Company's properties, Company Personnel, books, records, contracts and commitments upon reasonable notice during normal business hours, (b) furnish all such information and documents relating to its properties and business as the Purchaser may reasonably request, (c) allow the Purchaser to discuss matters relating to the Company with the Company's customers with the prior consent of LADD (such consent not to be unreasonably withheld or delayed), the outside auditors, attorneys and such other representatives (including the Company's lenders) for the

Company as are reasonably requested by the Purchaser, and (d) permit such other reasonable investigations, valuations or testing (including environmental investigations and testing) as may be deemed necessary by Purchaser with the prior consent of LADD (such consent not to be unreasonably withheld or delayed).

                  3.2 Conduct of Business of the Company. Except as set forth in Schedule 3.2, from the date hereof to the Closing, LADD will cause the Company (a) to conduct its business only in the ordinary course in substantially the same manner as heretofore, (b) to maintain and keep its properties and equipment in such repair, working order and condition as is sufficient for the operation of its business in the ordinary course, (c) to keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it (to the extent available on commercially reasonable terms in the case of any renewal or replacement policies), (d) to perform in all material respects all of its obligations under all contracts and commitments applicable to its business or properties, (e) to use its best efforts to maintain and preserve the Company's business organization intact, and maintain satisfactory relationships with employees, suppliers, distributors and customers so that they will be preserved after the Closing, (f) to maintain its books of account and records in the usual and regular manner, (g) to comply in all material respects with all laws and regulations applicable to it and to the conduct of its business, (h) not to amend its Articles of Incorporation or Bylaws, (i) not to merge or consolidate with, or agree to merge or consolidate with, or to purchase substantially all of the assets of, or otherwise acquire, any business or any business organization or division thereof, (j) not to make any material commitments or expenditures, other than those previously disclosed to Purchaser, (k) promptly to advise the Purchaser in writing of any emergency or other change in the normal course of business or in the operations of its properties and of any governmental or any other third party complaints, investigations or hearings (or communications indicating that the same may be contemplated), (l) promptly advise the Purchaser of any material adverse change in its business, operations or financial condition, (m) to collect its accounts receivable in the ordinary course of business consistent with past practice, (n) to pay its accounts payable in the ordinary course of business consistent with past practice, (o) to use its best efforts to insure that the representations and warranties contained in Section 2 hereof shall be true and correct as of the Closing Date and (p) not to take any action described in Section 2.1.14 hereof.

                  3.3 Efforts to Consummate Transaction. Subject to the terms and conditions herein provided, each of the parties agrees hereto to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby in accordance with the terms of this Agreement.

                  3.4 Employee Matters. (a) Purchaser shall, or shall cause the Company to, maintain employee benefit plans, programs, policies and arrangements for employees of the Company for a period of 12 months which provide medical, dental, life insurance and savings plan benefits that are no less favorable in the aggregate than those provided under the applicable employee benefit plans, programs, policies and arrangements of the Company in effect on the Closing; provided, however, that the 12 month period with respect to savings plan benefits shall commence upon the establishment of a Transferee Savings Plan pursuant to
Section 3.4(c)(i) below. Notwithstanding the foregoing, for a period of 12 months from the Closing, Purchaser shall, or shall cause the Company to, maintain severance plans which provide to each employee of the Company severance pay and benefits which are no less favorable than those under the severance plan, program or policy applicable to the employee as in effect on the Closing and attached hereto as Schedule 3.4 (the "Severance Plans"). Employees of the Company shall be given credit for all service with the Company and LADD (and the affiliates hereof) to the same extent as such service was credited for such purpose by the Company or LADD (or the affiliates thereof) under (i) each employee benefit plan, program, policy or arrangement of the Company or LADD in which the employees are eligible to participate for all service with the Company or any predecessor employer (to the extent such credit was given by the Company or LADD) for purposes of eligibility and vesting and (ii) the Severance Plans, programs and policies for purposes of calculating the amount of each employee's severance pay and benefits.

                  (b) If employees of the Company become eligible to participate in 1996 in a medical and dental plan of Purchaser or its affiliates, Purchaser shall or shall cause the Company to cause such plan to (i) waive any preexisting condition limitations for conditions covered under the applicable medical or dental plans of the Company (the "Company Medical Plans") but only to the extent such conditions would have been covered under the applicable Company Medical Plan based on such plan's existing condition limitation and (ii) honor any deductible and out of pocket expenses incurred by the employees and their beneficiaries under the Company Medical Plans during the portion of 1996 preceding the Closing. If employees of the Company become eligible to participate in 1996 in a group term life insurance plan maintained by Purchaser or its affiliates, Purchaser shall cause such plan to waive any medical certification for such employees up to the amount of coverage the employees had under the life insurance plan of the Company (but subject to any limits on the maximum amount of coverage under Purchaser's life insurance plan).

                  (c) (i) Not later than 60 days after the Closing, Purchaser shall establish or maintain one or more defined contribution plans (the "Transferee Savings Plans") for the benefit of current and former employees of the Company (and their beneficiaries) who were participants in the Savings Plan for Salaried Employees of LADD Furniture, Inc. or the Savings Plan for Hourly Employees of the Divisions and Subsidiaries of LADD Furniture, Inc. (together referred to as the "LADD Savings Plans"). Such employees (and beneficiaries) are referred to hereinafter as the "Savings Plan Employees." The Transferee Savings Plans shall, upon the transfer of assets referred to below, fully vest all account balances of the Savings Plan Employees transferred from the LADD Savings Plans.

                           LADD shall cause to be transferred from the
                  LADD Savings Plans to the Transferee Savings Plans the liability for the account balances of the Savings Plan Employees, together with assets the fair market value of which is equal to such liability. The transfer shall take place within 120 days after the Closing; provided, however, that in no event shall such transfer take place until Purchaser furnishes to LADD a copy of the plan document and trust agreement establishing the Transferee Savings Plans (including amendments thereto) and, unless waived by LADD, a copy of the favorable determination letter from the Internal Revenue Service with respect to the qualification of the Transferee Savings Plans under
                  Section 401(a) of the Code. LADD and Purchaser shall cooperate in filing with all government agencies any documents required in connection with the transfer.

                           (ii) Pending the completion of the transfers
                  described in this paragraph (c), LADD shall make arrangements for any required payments to the Savings Plan Employees from the LADD Savings Plans, in the event of their termination of employment or retirement. LADD and Purchaser shall provide each other with access to information reasonably necessary in order to carry out the provisions of this paragraph.

                  (d) Neither Purchaser nor the Company shall assume or have any liability under any bonus, incentive or supplemental retirement plans maintained by LADD, including without limitation, the LADD Furniture, Inc. 1994 Incentive Stock Option Plan, Management Incentive Plan and Long Term Incentive Plan. LADD shall take such actions as are necessary to ensure the preservation and delivery of all benefits accrued through the Closing, whether payable presently or at some future date, to employees of the Company in respect of the Management Incentive Plan and Long Term Incentive Plan. If such benefits do not accrue ratably, this provision shall apply to the pro rata portion of the benefits, calculated as of the Closing Date that would have been earned had such employees remained employed on the applicable accrual date.

                  3.5 Consents and Approvals; Releases. Sellers shall use their best efforts (without the obligation to make any payment or concession to any third party) promptly to obtain all consents, releases and amendments from parties to the Material Agreements and from governmental authorities, which are required by the terms thereof, this Agreement or otherwise for the due and punctual consummation of the transactions contemplated by this Agreement. Purchaser will cooperate with Sellers in obtaining such consents, amendments and releases and shall continue to use its best efforts after Closing to obtain such consents, amendments and releases in the event they are not all obtained prior to Closing. Purchaser and Seller shall use their best efforts (without the obligation to make any payment or concession to any third party) to cause Purchaser to be substituted in all respects for LADD or any of its affiliates or obtain the release of LADD or any of its affiliates, effective as of the Closing, in respect of all obligations of LADD under the guaranties and severance agreements set forth in
Schedule 3.5 (the "Guaranty" or "Guaranties"). If Purchaser and Sellers are unable to effect such a substitution or release with respect to any Guaranty after using their best efforts to do so, Purchaser shall fully indemnify LADD and its affiliates with respect to the obligations covered by each of the Guaranties for which Purchaser does not effect such substitution, and for so long as LADD's guaranty to the Virginia Coalfield Economic Development Authority (the "CEDA Guaranty") remains outstanding, Purchaser shall (x) pay to LADD a CEDA Guaranty fee on commercially reasonable terms as shall be mutually acceptable to Purchaser and LADD; and (y) deliver to LADD within 120 days of Purchaser's fiscal year end, audited consolidated statements of operations, balance sheets, shareholders equity and cash flows of the Company and its subsidiaries, including the Company, for such year. The Sellers shall also cooperate with and assist Purchaser and its authorized representatives in order to provide an efficient transfer of the control and management of the Company and to avoid any undue interruption in the activities and operations of the Company following the Closing Date.


                  3.6      [Intentionally Left Blank]

                  3.7 Tax Matters. (a) Purchaser agrees that following the Closing Date it will permit and cooperate with LADD, at LADD's expense, to carry back any net operating losses, capital losses or tax credits that have arisen in taxable periods ended on or prior to the Closing Date to be applied to reduce LADD's federal or Virginia tax liability or the Company's other state tax liabilities attributable to earnings prior to Closing in all situations where such carrybacks are allowed by law.

                  (b) Purchaser shall bear and remit, and shall file all the returns with respect to any and all federal, state, local, and foreign income severance, property, payroll, employment, sale, use or other taxes levied or imposed upon or in connection with the Company and the Subsidiary which is attributable to the taxable period beginning after the Closing Date. Purchaser shall be entitled to control the defense and resolution, including settlement, of any audit of or other challenge to any return filed by it.

                  (c) After the Closing Date, each of LADD and Purchaser shall cooperate (and shall cause their respective affiliates to cooperate) with each other and with each other's respective agents, including accounting firms and legal counsel, in connection with the preparation or audit of any Tax return, amended return or report, claim for refund and any tax claim or litigation in respect of the Company or its activities, which cooperation shall include, but not be limited to making available to the other all information, records and documents in their possession relating to the liabilities for Taxes associated with the Company. LADD and Purchaser shall also make available to the other, as reasonably requested and available, personnel responsible for preparing, maintaining and interpreting information, records and documents in connection with Taxes as well as related litigation. Any information provided or obtained under this Section 3.7 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or reports, refund claims, audits, tax claims and litigation.

                  3.8 Intercompany Debt. All forms of intercompany obligations of or to the Company with respect to LADD or any LADD affiliate shall be extinguished on or before the Closing Date following the procedure for eliminating intercompany debt set out in Exhibit B to
Schedule 2.1.14. Such method of elimination will not result in a Tax to the Company or Purchaser.

                  3.9 Noncompetition. For a period of two years following the Closing (the "Noncompetition Period"), LADD will not (i) in any geographic area where the Company or any of its subsidiaries conducts business during the Noncompetition Period, engage or participate in directly or indirectly (whether as partner, consultant, holder of an equity or debt investment, lender or in any other manner or capacity), or lend its name (or any part or variant thereof) to, any business which is, or as a result of the LADD's engagement or participation, a business that derives greater than $25,000,000 of its total sales volume from the ready-to-assemble ("RTA") segment of the furniture industry ("RTA Products"); (ii) deal, directly or indirectly, in a competitive manner with respect to RTA Products with any customers doing business with the Company or any of its subsidiaries during the Noncompetition Period; (iii) solicit any officer, director, employee, or agent of the Company or any of its subsidiaries to become an officer, director, employee, or agent of LADD, its respective affiliates or anyone else; and (iv) engage in or participate in, directly or indirectly, any business conducted under any name that shall be the same as or similar to the name of the Company or any of its subsidiaries or any trade name used by them; provided, however, neither (a) ownership by LADD for investment of less than five percent of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or actively traded in the over-the-counter market nor (b) the manufacture, marketing and sale of lines of RTA Products currently manufactured, marketed and sold by LADD or any of its affiliates or lines of RTA Products reasonably similar to such current lines of products, whether or not such lines of RTA Products compete directly or indirectly with the Company or are sold to any of the Company's current or future customers, shall not constitute a breach of the foregoing covenant. During the Noncompetition Period, Purchaser and the Company will not solicit any officer, director, employee or agent of LADD or any affiliate of LADD to become an officer, director, employee or agent of Purchaser or the Company or any of its subsidiaries. LADD is entering into the foregoing covenant to assure Purchaser of the transfer of the goodwill of the Company and the Subsidiary, and in order to induce Purchaser to consummate the purchase contemplated by this Agreement.

                  3.10 Corporate Names. From and after the Closing, Purchaser shall possess, to the exclusion of LADD, all rights to the names: "Fournier Furniture, Inc." and any variants or derivatives thereof, and LADD shall have no rights whatsoever to the use of any such names or any variant or derivative of any such names in the conduct of any business.

                  3.11 Nondisclosure. LADD will not at any time after the date of this Agreement divulge, furnish to or make accessible to any nonaffiliate of LADD any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, material, devices or ideas or know-how, whether patentable or not, with respect to any confidential or secret aspects of the business of the Company or its Subsidiary (including without limitation, customer lists, supplier lists and pricing arrangements with customers or suppliers); provided, however, that nothing herein shall prohibit LADD from complying with any order or decree of any court of competent jurisdiction or governmental authority, but LADD will give Purchaser timely notice of the receipt of any such order or decree, and the foregoing provision shall not apply to any information which is or becomes generally available to the public through no breach of this Agreement.

                  3.12 Mutual Cooperation. The parties hereto will cooperate with each other, and will use all reasonable efforts to cause the fulfillment of the conditions to the parties' obligations hereunder, and to obtain as promptly as possible all consents, authorizations, orders or approvals of any third party, whether private or governmental, required in connection with the transactions contemplated by this Agreement.

                  3.13 Further Assurances. LADD will, and will cause the Company, the Subsidiary and all Company Personnel to, cooperate fully with Purchaser in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, from and after the Closing Date, from time to time, at Purchaser's request and without further consideration, LADD will execute and deliver, or cause to be executed and delivered, at Purchaser's sole cost and expense, such other instruments and take such other action as Purchaser may reasonably request in order to carry out the purposes of this Agreement.

                  3.14 No Solicitation. Until the Closing Date, except as required by law in the written opinion of counsel to Sellers, the Sellers shall, and shall use their best efforts to cause their representatives, agents and employees to, refrain from, directly and indirectly soliciting, discussing or negotiating, directly or indirectly, with any third party any inquiries, proposals or offers with respect to the sale of the Company or any portion of its assets or securities. If the Sellers or their representatives, agents or employees receive any unsolicited offer or proposal for any such acquisition, or obtain information that such an offer or proposal is likely to be made, LADD will provide Purchaser with immediate written notice thereof.

                  3.15     Caldor Pre-petition Receivable.  Schedule
3.15 sets forth a true and complete description, including the invoices constituting the $580,483.80 outstanding balance, of the receivable due the Company from Caldor, Inc. for the period prior to the filing of bankruptcy by Caldor, Inc. (the "Caldor Pre-petition Receivable"). On or before the Closing Date the Caldor Pre-Petition Receivable will be distributed by the Company to LADD.

                  3.16 VOSH. With regard to the pending enforcement action by the Virginia Department of Labor and Industry/Occupational Safety and Health Enforcement ("VOSH"), inspection no. 123693178, Citation Date: 4/4/95, if the final penalty imposed by VOSH is greater than $10,000, LADD will immediately pay to Purchaser in cash any final penalty amount in excess of $10,000.

                  3.17 Labor Matters. With regard to the complaint issued by the National Labor Relations Board (the "Board") with respect to charges filed by the United Mine Workers of America and more fully disclosed on Schedule 2.1.10 hereto, LADD will promptly reimburse Purchaser in cash upon notice for 50% of the reasonable fees and expenses incurred by the Company or Purchaser after the Closing Date (in excess of $125,000) of counsel to Purchaser in defending the Company against such Board complaint or any other related complaint, action, proceeding or matter. In addition, LADD will fully cooperate with Purchaser in the defense of such complaint, including, without limitation, making LADD personnel and documentation available as Purchaser shall reasonably request.

                  3.18 EASY-PLAN. LADD and the Company agree to cooperate fully, at no out-of-pocket costs to LADD and the Company to any third party, in any and all efforts reasonably required to be undertaken by the Purchaser or any of its affiliates due to third party inquiry to continue the Purchaser's unqualified right to use the mark EASY-PLAN in Canada.


                                    ARTICLE 4
                              CONDITIONS PRECEDENT

                  4.1 Conditions to Obligations of Purchaser. The obligations of the Purchaser under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived by the Purchaser in its sole discretion:

                  4.1.1 Representations, Performance, etc. The representations and warranties of the Company and LADD contained in Sections 2.1 and 2.2 that are not conditioned as to materiality shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as modified by transactions permitted by this Agreement, and all representations and warranties of the Company and LADD that are so qualified as to materiality shall be true and correct at and as of the Closing Date with the same effect as though made at and as of the Closing Date. The Company and LADD shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date. LADD shall have delivered to the Purchaser a certificate of LADD signed by a senior officer of each of LADD and the Company familiar with the transactions contemplated by this Agreement.

                  4.1.2 Opinion of Counsel. The Purchaser shall have received an opinion, addressed to the Purchaser and dated the Closing Date, of Petree Stockton, L.L.P., counsel to the Company and LADD, in substantially the form attached hereto as Exhibit A.

                  4.1.3 Resignation of Directors and Officers. Each director and officer of the Company shall have submitted his resignation effective as of the Closing.

                  4.1.4 Certain Approvals, etc. All consents and approvals from governmental authorities and third parties required to be obtained by the Company and LADD to consummate the transactions contemplated hereby shall have been obtained, other than (i) any consents or approvals of third parties listed on Schedule 2.1.3 as to which Purchaser has indicated it waives any requirement of LADD or the Company to obtain such consents and (ii) any consents and approvals of third parties in respect of any contract or agreement of the Company and LADD (not involving the borrowing of money) in respect of which the failure to obtain such consent or approval, either in any case or in the aggregate, could not be expected, in Purchaser's reasonable judgment, to have a Material Adverse Effect on the Company.

                  4.1.5 No Litigation or Injunction. As of the Closing Date, there shall not be in effect any judgment, order, injunction or decree of any court of competent jurisdiction, the effect of which is to prohibit or restrain the consummation of the transactions contemplated by this Agreement, and no claim, action, suit, investigation or other proceeding shall be threatened or pending before any court or administrative agency or by any governmental agency or other person, challenging or otherwise relating to the transactions provided for herein or which may have a Material Adverse Effect on the Company.

                  4.1.6 No Liens. The Shares shall be free and clear of all liens, claims and Encumbrances. The Purchaser shall receive the stock certificates representing the Shares duly endorsed for transfer in blank or accompanied by a duly executed stock power or other proper instrument of assignment duly executed in blank and having all requisite stock transfer tax stamps attached thereto (at Purchaser's expense if the Closing takes place at any location other than the State of North Carolina) in form suitable for transfer of valid title thereto to Purchaser free and clear of any Encumbrances of any nature whatsoever..

                  4.1.7 No Material Adverse Changes. From the date hereof to the Closing Date, there shall have been no material adverse change in the business, assets, operations, or financial condition of the Company.

                  4.1.8 Intercompany Debt. All forms of intercompany obligations of or to the Company with respect to LADD or any affiliate of LADD shall have been extinguished as provided in Section 3.8 in a manner that will not result in a Tax to the Company or Purchaser.

                  4.1.9 Financing. Purchaser shall have obtained the financing described in the commitment letters furnished to LADD pursuant to Section 2.3.6.

                  4.1.10 Employment Arrangements. Purchaser shall have entered into employment arrangements satisfactory to Purchaser for the post Closing period with D. Fredric Myers, Vince Cvijanovic, Gary D. Rife and J. Michael Rigsbee.

                  4.1.11 No Change in Law. There shall have not been any action, or statute enacted, by the United States, any state or any foreign country which would render the parties unable to consummate the transactions contemplated herein, illegal or prohibit or restrict or substantially delay the consummation of the transactions contemplated herein.

                  4.1.12 Repurchase of Equipment. LADD shall have repurchased all equipment of the Company subject to that certain Equipment Lease Agreement dated December 15, 1994 between Unionbanc Leasing Corporation and LADD, and Unionbanc Leasing Corporation shall have released any and all interests it has in such equipment.

                  4.1.13 HSR Act. All waiting periods under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated.

                  4.1.14 CEDA Guaranty. If applicable, LADD and
Purchaser shall have agreed upon the CEDA Guaranty fee and shall have entered into mutually acceptable written documentation with respect thereto.

                  4.2 Conditions to Obligations of Sellers. The obligations of the Sellers under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived by Sellers in their sole discretion:

                  4.2.1 Representations, Performance, etc. The representations and warranties of the Purchaser contained in Section 2.3 that are not conditioned as to materiality shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as modified by transactions permitted by this Agreement, and all representations and warranties of the Purchaser that are so qualified as to materiality shall be true and correct at and as of the Closing Date with the same effect as though made at and as of the Closing Date. The Purchaser shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date. The Purchaser shall have delivered to LADD a certificate of the Purchaser signed by a senior officer of the Purchaser familiar with the transactions contemplated by this Agreement, dated the Closing Date, to the effect set forth above in this Section 4.2.1.

                  4.2.2 Opinion of Counsel. LADD shall have received an opinion, addressed to it and dated the Closing Date, of Dewey
Ballantine, counsel for the Purchaser, in substantially the form attached hereto as Exhibit B.

                  4.2.3 Certain Approvals, etc. All consents and approvals from governmental authorities and third parties required to be obtained by the Purchaser to consummate the transactions contemplated hereby shall have been obtained, other than any consents and approvals of third parties in respect of any contract or agreement of the Purchaser (not involving the borrowing of money) in respect of which the failure to obtain such consent or approval, either in any case or in the aggregate, could not reasonably be expected to have a material adverse effect on the transactions contemplated hereby.

                  4.2.4 No Litigation or Injunction. As of the Closing Date, there shall not be in effect any judgment, order, injunction or decree of any court or competent jurisdiction, the effect of which is to prohibit or restrain the consummation of the transactions contemplated by this Agreement, and no claim, action, suit, investigation or other proceeding shall be threatened or pending before any court or administrative agency or by any governmental agency or other person, challenging or otherwise relating to the transactions provided for herein or which may have a Material Adverse Effect on the Company.

                  4.2.5 No Change in Law. There shall have not been any action, or statute enacted, by the United States, any state or any foreign country which would render the parties unable to consummate the transactions contemplated herein, illegal or prohibit or restrict or substantially delay the consummation of the transactions contemplated herein.

                  4.2.6 Purchase Price. LADD shall have received from Purchaser the Purchase Price and the Note in form and substance consistent with the terms set forth on the term sheet attached hereto as Exhibit C reasonably satisfactory to LADD.

                  4.2.7 Guaranties. Purchaser shall have been substituted in all respects for the Sellers and their respective affiliates in respect of each of the Guaranties, or Purchaser shall have entered into indemnification agreements satisfactory to LADD with respect to such Guaranties, all as more specifically provided in Section 3.5.

                  4.2.8 Intercompany Debt. All forms of intercompany obligations of or to the Company with respect to LADD or any affiliate of LADD shall have been extinguished as provided in Section 3.8 in a manner that will not result in a Tax to the Company or Purchaser.

                  4.2.9 Employment Arrangements. Employment agreements shall have been entered into between Purchaser and each of D. Fredric Myers, Vince Cvijanovic, Gary D. Rife and J. Michael Rigsbee accompanied by a release of LADD satisfactory to LADD of each of their respective severance agreements with LADD as contemplated by Section 3.5.

                  4.2.10 HSR Act. All waiting periods under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated.

                  4.2.11 Security for Note. LADD shall have received from the Company all security documents reasonably necessary or required to be filed, registered or recorded in order to create, in favor of LADD, a perfected security interest in all of the assets of the Company in which CIT takes a security interest, such security interest to be inferior to only CIT and the Industrial Development Authority of Russell County, all as provided in Exhibit C to this Agreement.

                  4.2.12 CEDA Guaranty. If applicable, LADD and
Purchaser shall have agreed upon the CEDA Guaranty fee and shall have entered into mutually acceptable written documentation with respect thereto.

                  4.2.13 Warrant. LADD and Purchaser shall have entered into the Warrant in substantially the form attached hereto as Exhibit D.

                                    ARTICLE 5
                                   TERMINATION

                  5.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date in the circumstances set forth in this Section 5.1, by delivering written notice of such termination.

                  5.1.1    Mutual Consent.  This Agreement may be
terminated at any time by the mutual consent of LADD and the Purchaser.

                  5.1.2 Termination by Either Party. This Agreement may be terminated by either the Purchaser or LADD if (i) the representations and warranties of the other party shall prove not to have been true in all material respects as of the date when made, (ii) events shall have occurred subsequent to the date hereof as a result of which the representations and warranties of the other party could not be true in all material respects as of the Closing Date, unless the occurrence of such events shall be due to the failure of the party seeking to terminate this Agreement to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by such party prior to the Closing, or (iii) the Closing shall not have occurred prior to February 29, 1996 (or such other date as may be mutually agreed to by the parties).

                  5.2 Effect of Termination. If this Agreement is terminated as permitted under Section 5.1, such termination shall be without liability of or to any party to this Agreement or any shareholder, partner, director, officer, employee or agent of such party, except that a party that willfully breaches this Agreement resulting in termination of this Agreement may be held liable for any breach. The provisions of Sections 5.2, 7.2 and 7.15 shall survive any such termination.

                                    ARTICLE 6
                                 INDEMNIFICATION

                  6.1 Indemnification by LADD. (a) LADD agrees to indemnify and hold harmless Purchaser and its affiliates, successors and assigns from and against any and all (a) liabilities, losses, costs or damages ("Loss") and (b) reasonable attorneys' and accountants' fees and expenses, court costs and all other reasonable out-of-pocket expenses, including expenses of investigation ("Expense") incurred by Purchaser, its affiliates, successors and assigns in connection with or arising from:

                           (i) any breach by LADD of any warranty or the
                  inaccuracy of any representation of LADD contained in this Agreement or in any agreement or instrument contemplated hereby (including any Schedule or Exhibit hereto);

                           (ii)     any breach by LADD of any of its
                  covenants contained in this Agreement or in any agreement or instrument contemplated hereby (including any Schedule or Exhibit hereto);

                           (iii) any Taxes of the Company or LADD for
                  (A) any taxable period ended on or before the Closing Date or (B) in the case of a taxable period beginning before the Closing Date and ending after the Closing Date, the portion of such period ending on the Closing Date determined as if such taxable period ended on the Closing Date and the taxable income or other basis of taxation for such taxable period was determined by means of an actual closing of the books at the end of the Closing Date;

                           (iv) Any liability of the Company or LADD (or
                  any entity required to be aggregated with the Company or LADD under section 414(b), (c), (m), or (o) of the
                  Code) to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA, or in connection with an accumulated funding deficiency or lien arising under ERISA or section 412 of the Code; and

                           (v) the Company's (A) use of the mark
                  EASY-PLAN in Canada before or after the date hereof, to the extent such use violates any rights of any third party or (B) inability to use the mark EASY-PLAN in Canada after the date hereof limited to any Loss or Expense suffered by Purchaser in connection with its relinquishment of such mark and provided that Purchaser uses all reasonable efforts to minimize any costs associated with any such relinquishment.

provided, however, that LADD shall be required to indemnify and hold harmless under clause (i) this Section 6.1 (a) with respect to Loss and Expense incurred by Purchaser or its affiliates, successors and assigns only to the extent that the aggregate amount of such Loss and Expense exceeds $150,000, at which time claims hereunder may be asserted for all such claims in excess of the initial $150,000. The indemnification provided for in this Section 6.1 shall terminate eighteen (18) months after Closing Date (and no claims shall be made by any party indemnified under this Section 6.1 thereafter), except that the indemnification provided for in clause (v) of this Section 6.1(a) shall not terminate until Purchaser's relinquishment of the mark EASY-PLAN; provided, that, all representations and warranties made by LADD in
(i) Section 2.1.12 (Tax Matters) and Section 2.1.16 (Compliance with ERISA) and the indemnification contained in Sections 6.1(iii) and (iv) shall survive until 30 days after the applicable period of limitation (or any extension thereof) has expired and (ii) Section 2.1.11 (Compliance with Laws; Permits) and Section 2.1.23 (Environmental) shall survive the Closing Date for a period of five years (as the case may be, the "Survival Period"). Such indemnification obligation shall continue, without regard to any investigation made at any time by Purchaser after the Closing Date as to any Loss or Expense of which Purchaser or its affiliates, successors or assigns has notified LADD in accordance with the requirements of Section 6.3 on or prior to the expiration of the applicable survival period in accordance with this Section 6.1, as to which the obligation of LADD shall continue until the liability of LADD shall have been determined pursuant to this Article 6, and LADD shall have reimbursed Purchaser, its affiliates, successors or assigns for the full amount of such Loss and Expense in accordance with this Article 6.

                           (b)      In the event of any claim for
indemnification under Section 6.1 with respect an Environmental Claim:

                           (i) Purchaser shall provide reasonable access
                  to the premises of such of the Company's properties as may be necessary or appropriate to enable LADD and its employees, agents, attorneys, consultants and contractors to evaluate the claim and take remedial or other appropriate action;

                           (ii) Purchaser shall make available to LADD
                  or its representatives all information, records and other materials in the possession or control of Purchaser which are reasonably required by LADD for its use in connection with any claim, investigation or remedial action (it being understood that any such materials that constitute Confidential Information will be subject to the provisions of

                  Section 7.15) and shall otherwise cooperate and assist LADD in connection with such claim, investigation or remedial action (including, where appropriate, providing testimony in connection with any litigation; provided, that in the event of such provision, LADD shall reimburse Purchaser for any Expense incurred in connection therewith);

                           (iii) LADD shall have the right and
                  responsibility of defending, remedying, compromising and settling any Environmental Claim and shall have the right to employ and control its own counsel, consultants and contractors in connection therewith. LADD shall have full control over any actions (including, without limitation, any remedial action, negotiation or litigation) in connection with any such Environmental Claim; provided, that (i) if a remedial or other action proposed to be taken by LADD in settlement of the Environmental Claim would materially and adversely affect the Company's operations at a facility, such action shall not be taken without the prior written consent of Purchaser (which consent shall not unreasonably be withheld); (ii) LADD shall not compromise or settle any Environmental Claim without the consent of Purchaser (which consent shall not unreasonably be withheld); and (iii) in the event Purchaser shall refuse to consent to the taking of any remedial or other action approved by applicable regulatory agencies in respect of, or the compromise or settlement of, any Environmental Claim which would not have a material and adverse effect on the Purchaser's or the Company's operations, LADD may elect to take over the defense of such Environmental Claim, and in any case, the liability of LADD shall not exceed the amount for which the Environmental Claim could have been settled plus the amount of Expense incurred by Purchaser prior to the time of the proposed settlement to which it is entitled to indemnification;

                           (iv) The obligations of LADD in respect of an
                  Environmental Claim shall be limited to the taking of such reasonable actions as are necessary under the circumstances giving rise to such Environmental Claim, and LADD (i) shall in no event be required to take more extensive actions than would have been required under Environmental Laws in effect, applicable and enforceable as of the Closing Date; (ii) shall not be liable for any effect upon the business operations of any of the facilities included in the properties (including, without limitation, business interruption or loss of profits) caused by or resulting from remedial or other action taken by LADD in furtherance of its obligations hereunder, unless resulting from LADD's willful misconduct or gross negligence; and (iii) shall not be liable for any Loss or Expense resulting from actions taken or omitted by Purchaser on or after the Closing Date. Any Loss and Expense in respect of a violation of Environmental Law occurring both before and after the Closing Date shall be allocated between LADD and Purchaser on a fair and equitable basis;

                           (v) Effective upon being indemnified as
                  provided in Section 6.1, Purchaser hereunder (A) transfers and assigns to LADD all rights and claims Purchaser has or may have against third parties for reimbursement or contribution; (B) agrees to execute such instruments and take such other actions as may be necessary or appropriate to transfer and assign the foregoing rights or claims to the latter; and (C) agrees to take such reasonable actions when and as necessary or appropriate to assist the latter to obtain reimbursement or contribution from third parties;

                           (vi) The parties to this Agreement shall use
                  reasonable efforts and shall cooperate with each other to obtain any necessary consent, transfer or reissuance of any governmentally issued environmental permits, licenses and registrations necessary to operate the Company as it was operated as of the Closing Date. LADD makes no representations or warranties with respect to whether or when such consent, transfer or reissuance will occur or whether such consent, transfer or reissuance will be conditioned upon new or additional requirements. LADD shall not be required to incur any liability or make any payment or concession to any third party in order to obtain such consent, transfer or reissuance; provided this provision shall not in any way limit LADD's indemnification obligations hereunder; and

                           (vii) LADD and Purchaser agree that their
                  respective rights and obligations in respect of liabilities in respect of Environmental Laws as provided in this Agreement shall supersede any such rights and obligations either may have under any existing or future law.

                  6.2 Indemnification by Purchaser. Purchaser agrees to indemnify and hold harmless LADD and its affiliates, successors and assigns from and against any and all Loss and Expense incurred by them in connection with or arising from:

                           (i) any breach by Purchaser of any warranty
                  or the inaccuracy of any representation of Purchaser contained in this Agreement or in any agreement or instrument contemplated hereby (including any Schedule or Exhibit hereto);

                           (ii)     any breach by Purchaser of any of
                  its covenants or agreements in this Agreement or any agreement or instrument contemplated hereby (including any Schedule or Exhibit hereto); and

                           (iii) any Loss or Expense arising from the Purchaser's or the Company's conduct of the business and operations of the Company after Closing;

The foregoing indemnification shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by any party indemnified under this Section 6.2 thereafter) except that (y) the foregoing indemnification contained in Section 6.2(iii) shall survive for a period of five years from the Closing Date, and (z) except that the indemnification by Purchaser shall continue as to any Loss or Expense of which a party indemnified pursuant to this Section 6.2 has notified Purchaser in accordance with the requirements of Section 6.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 6.2, as to which the obligation of Purchaser shall continue until the liability of Purchaser shall have been determined pursuant to this Article 6, and Purchaser shall have reimbursed such party for the full amount of such Loss and Expense in accordance with this Article 6; provided, however, that Purchaser shall be required to indemnify and hold harmless under clause
(i) of this Section 6.2 with respect to any Loss and Expense incurred by LADD or its affiliates, successors and assigns only to the extent that the aggregate amount of such Loss and Expense exceeds $150,000, at which time claims hereunder may be asserted for all such claims in excess of $150,000.

                  6.3 Notice of Claims. (a) If Purchaser or LADD believes that any of the persons indemnified under this Article 6 has suffered or incurred any Loss or incurred any Expense, Purchaser or LADD shall so notify the other promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement or other agreement, instrument or certificate delivered pursuant hereto in respect of which such Loss or Expense shall have occurred, except that the failure to so notify shall not relieve a party of its obligations to indemnify, except to the extent its rights hereunder are materially prejudiced. If any action at law or suit in equity is instituted by or against a third party with respect to which any of the indemnified persons intends to claim any liability or expense as Loss or Expense under this Article 6, any such indemnified person shall promptly notify the indemnifying party of such action or suit.

                  (b) The amount to which an indemnified person shall be entitled under this Article 6 shall be determined by the written agreement between the indemnified person and the indemnifying party. If the parties are unable to agree upon such amount, the indemnifying party shall pay that amount agreed upon between the parties and the remainder shall be determined as provided in Section 7.14 hereto.

                  6.4 Third Party Claims. (a) Subject to Section 6.1(b) and 6.4(b), the persons indemnified under Sections 6.1 and 6.2 shall have the right to conduct and control, through counsel of their choosing, any third party claim, action or suit, and the persons indemnified may compromise or settle the same, provided that any of the indemnified persons shall give the indemnifying party advance notice of any proposed compromise or settlement provided that the indemnified party will not settle any claim, action or suit without the prior consent of the indemnifying party, such consent not to be unreasonably withheld or delayed. The indemnified persons shall permit the indemnifying party to participate in the defense of any such action or suit through counsel chosen by it, provided that the fees and expenses of such counsel shall be borne by the indemnifying party.

                  (b) If applicable, if the remedy sought in any action or suit referred to in Section 6.4(a) is solely money damages and will have no continuing effect on the business of any indemnified person in the reasonable judgment of the indemnified person, the indemnifying party shall have 30 days after receipt of the notice referred to in the first sentence of Section 6.4(a) to notify the indemnified persons that it elects to conduct and control such action or suit. If the indemnifying party does not give the foregoing notice, the indemnified persons shall have the right to defend, contest, settle or compromise such action or suit in the exercise of their exclusive discretion, and the indemnifying party shall, upon request from any of the indemnified persons, promptly pay to such indemnified persons in accordance with the other relevant terms of this Article 6 the amount of any Loss resulting from its liability to the third party claimant and all related Expense. If the indemnifying party gives the foregoing notice, the indemnifying party shall have the right to undertake, conduct and control, through counsel of its own choosing and at the sole expense of the indemnifying party, the conduct and settlement of such action or suit, and the indemnified persons shall cooperate with the indemnifying party in connection therewith; provided that (w) the indemnifying party shall not settle or compromise any such action or suit without the indemnified party's prior written consent, unless the terms of such settlement or compromise release the indemnified party from any and all liability with respect to such action or suit, (x) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified person; (y) the indemnifying party shall permit the indemnified persons to participate in such conduct or settlement through one counsel chosen by the indemnified persons, and the fees and expenses of such counsel shall be borne by the indemnified persons except as provided in clause (z) below; and (z) the indemnifying party shall agree promptly to reimburse to the extent required under this
Article 6 the indemnified persons for the full amount of any Loss resulting from such action or suit and all related Expense incurred by the indemnified persons, except fees and expenses of counsel for the indemnified persons incurred after the assumption of the conduct and control of such action or suit by the indemnifying party. So long as the indemnifying party is contesting any such action or suit in good faith, the indemnified persons shall not pay or settle any such action or suit. Notwithstanding the foregoing, the indemnified persons shall have the right to pay or settle any such action or suit, provided that in such event the indemnified persons shall waive the right to indemnity therefor by the indemnifying party, and no amount in respect thereof shall be claimed as Loss or Expense under this Article 6 unless otherwise agreed by the parties.

                  6.5 Set Off. Purchaser shall have the right to set off against the Note due to any Losses or Expenses sustained or paid resulting from any misrepresentation or breach of any representation, warranty or agreement for which Purchaser is indemnified under this
Article VI, upon and in accordance with the judgment of a court of competent jurisdiction, an arbitration award or as agreed by the parties hereto with respect to the amount of such Loss or Expense.

                                    ARTICLE 7
                                  MISCELLANEOUS

                  7.1 Survival. Only those agreements and covenants of Purchaser and Sellers which by their express terms apply in whole or in part after the Closing, including but not limited to the rights of indemnification contained in Article 6, shall survive the Closing. LADD and Purchaser agree that the indemnification provisions set forth in
Article 6 are the exclusive provisions of this Agreement with respect to the liability of LADD or the Purchaser for the breach or inaccuracy of a representation or warranty or the breach of any covenant in this Agreement or in any agreement or instrument contemplated hereby; provided, that nothing herein shall preclude either party from seeking an equitable remedy for any such breach.

                  7.2 Expenses. LADD shall (i) pay the fees and expenses of Stump Financial Corporation and Stump & Company at the Closing and
(ii) pay all federal, state, county and local and foreign income taxes which may be payable by reason of the consummation of the purchase and sale of the Shares. Subject to the foregoing, each of LADD and the Purchaser shall assume and bear their own expenses, costs and fees incurred in the preparation and execution of this Agreement and compliance herewith, including attorneys' and accountants' fees, whether or not the purchase and sale provided for herein shall be consummated.

                  7.3 Assignment; Successors; Parties in Interest. This Agreement shall not be assignable by any party hereto without the prior written consent of all of the other parties and any attempt to assign this Agreement without such consent shall be void and of no effect, except that, this Agreement may be assigned by Purchaser to an affiliate of Purchaser provided that such affiliate has a minimum equity capitalization at the time of such assignment of $2,500,000 or, subject to the consent of LADD (which consent shall not be unreasonably withheld), to a purchaser of all or substantially all of the capital stock or assets of the Company; provided that no such assignment shall relieve Purchaser of its obligations hereunder. This Agreement shall inure to the benefit of, and be binding on and enforceable against, each party hereto and such permitted successors and assigns of the respective parties hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under this Agreement.

                  7.4 Amendment and Modification. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only with the written consent signed by the party against which such change, waiver, discharge or termination is sought to be enforced.

                  7.5 Access After Closing. Each party shall retain for a period of six years following Closing all books and records within its possession or control which relate to the operation and conduct of the business of the Company prior to Closing. Each party shall provide to the other party and its representatives, upon reasonable notice and at the requesting party's expense, reasonable access during normal business hours to copies of all such books and records upon request by the other party hereto, including providing such access to LADD to prepare tax returns or statements or documents relevant to a particular claim for indemnification that has been made by Purchaser under Article 6; provided that, LADD shall not be entitled to any books, records, or other information deemed by Purchaser to be confidential or competitively sensitive unless such books, records or other information relates to Taxes or a matter subject to indemnification under Article 6.

                  7.6 Best Efforts. Each party agrees to use its reasonable best efforts to satisfy the conditions to the Closing set forth in this Agreement and otherwise to consummate the transactions contemplated by this Agreement.

                  7.7 Knowledge. For the purposes of the representations and warranties of Sellers contained in this Agreement, the knowledge of LADD, the Company or the Sellers shall be deemed to consist solely of the actual knowledge of those individuals listed on Schedule 7.7 and only such persons after due investigation.

                  7.8 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal processes in regard hereto shall be validly given, made or served, if in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by commercial courier or by telecopy (promptly confirmed in writing) to the following addresses (or at such other addresses for such party as shall be specified by like notice):

                  To LADD:

                  LADD Furniture, Inc.
                  One Plaza Center, Box HP-3
                  High Point, NC  27261-1500

                  Attention:        William S. Creekmuir
                                    Executive Vice President and
                                      Chief Financial Officer

                  Telephone:        910/888-6326
                  Telecopy:         910/888-6344

                  With a copy to:
                  (which copy shall not constitute notice)

                  Petree Stockton, L.L.P.
                  1001 West Fourth Street
                  Winston-Salem, North Carolina  27101
                  Attention:        Robert E. Esleeck, Esq.

                  Telephone:        910/607-7377
                  Telecopy:         910/607-7505

                  To the Purchaser:

                  Fournier Acquisition Corp.
                  c/o Gefinor Acquisition Partners
                  375 Park Avenue, Suite 2401
                  New York, New York  10152

                  Attention:        William J. Beckett
                                    Principal

                  Telephone:        212/308-1111
                  Telecopy:         212/308-1182

                  With a copy to:
                  (which copy shall not constitute notice)

                  Dewey Ballantine
                  1301 Avenue of the Americas
                  New York, New York  10019

                  Attention:        Douglas L. Getter, Esq.

                  Telephone:        212/259-8000
                  Telecopy:         212/259-6333


                  7.9 Public Announcement. Neither Sellers nor Purchaser will make, directly or indirectly, any public announcement with respect to this transaction prior to the Closing without the prior written approval of the other party, except as required by law; provided, however, that LADD shall make a public announcement with respect to the execution of this Agreement in form and substance reasonably acceptable to Purchaser whose consent shall not be unreasonably withheld.

                  7.10 Captions. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  7.11 Entire Agreement. This Agreement (including the Schedules and Exhibits) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  7.12 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

                  7.13 Severability. If any term or provision of this Agreement is held by a court or other authority of competent jurisdiction to be invalid, void or unenforceable, the remaining terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  7.14 Arbitration. The parties hereto agree to submit to arbitration any and all matters in dispute or in controversy among them concerning the terms and provisions of this Agreement. All such disputes and controversies shall be determined and adjudged by the arbitrators, and the hearing shall be held in Greensboro, North Carolina. The selection of arbitrators and the procedure shall be in accordance with the commercial arbitration rules then in effect of the American Arbitration Association. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that, subject to the provisions of Article 6 which are not superseded hereby and which provide for indemnification of certain expenses, each party shall pay for and bear the costs of their own experts, evidence and counsel's fees, except that in the discretion of the arbitrator, any award may include the costs of a party's counsel if the arbitrator expressly determines that the party against whom such award is entered has caused the dispute, controversy or claim to be submitted to arbitration as a dilatory tactic.

                  7.15 Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (ii) is known to the public and did not become so known through any violation of a legal obligation, (iii) became known to the public through no fault of such party or (iv) is later lawfully acquired by such party from other sources, and following the Closing, Purchaser shall have no obligation to treat documents, materials and other information concerning the Company in confidence.

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                  7.16 Schedules and Exhibits. The Schedules and
Exhibits are a part of this Agreement as if fully set forth herein. All references to Sections, subsections, Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Disclosure of any fact or items in any Schedule hereto referenced by a particular section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other section, be deemed to be disclosed with respect to that other section if an explicit cross-reference appears.

                  7.17 Definitions. Used in this Agreement, the following terms have the meanings specified or referred to in this
Section 7.16:


                  (a) "Adjustment Certificate" shall have the meaning set forth in Section 1.4(B).

                  (b) "Adjustment Report" shall have the meaning set forth in Section 1.4(B).

                  (c) "Agreement" shall have the meaning set forth on Page 1 of this Agreement.

                  (d) "Annual Financials" shall have the meaning set forth in Section 2.1.4(a).

                  (e) "Caldor Pre-petition Receivable" shall have the meaning set forth in Section 3.15.

                  (f) "Cash Amount" shall have the meaning set forth in Section 1.4(A).

                  (g) "CEDA Guaranty" shall have the meaning set forth in Section 3.5.

                  (h)      "CERCLA" shall have the meaning set forth in
Section 2.1.23(g).

                  (i)      "CERCLIS" shall have the meaning set forth in
Section 2.1.23g.


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                  (j)      "Closing" shall have the meaning set forth in
Section 1.2.

                  (k) "Closing Balance Sheet": the unaudited consolidated balance sheet of the Company as of the Closing Date, which shall be prepared in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the Interim Balance Sheet (including the deviations from GAAP set forth on Schedule 2.1.4).

                  (l) "Closing Date" shall have the meaning set forth in Section 1.2.

                  (m) "Closing Working Capital": the excess of consolidated current assets over consolidated current liabilities (exclusive of the Caldor Pre-petition Receivable, the current portion of long-term indebtedness, current deferred tax assets or liabilities, and intercompany indebtedness or receivables and the accrued lease payment under the Unionbanc Leasing Corporation equipment lease) of the Company as shown on the Closing Balance Sheet which shall be prepared in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the Interim Balance Sheet (including the deviations from GAAP set forth on Schedule 2.1.4).

                  (n)      "COBRA" shall have the meaning set forth in
Section 3.4(e).

                  (o)      "Code" shall have the meaning set forth in
Section 2.1.16(a).

                  (p) "Common Stock" shall have the meaning set forth in Section 2.1.2(a).

                  (q) "Company" shall have the meaning set forth on Page 1 of this Agreement.

                  (r)      "Company Medical Plans" shall have the
meaning set forth in Section 3.4(b).

                  (s) "Company Personnel" shall have the meaning set forth in Section 2.1.14(e).

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                  (t)      "Dispute Notice" shall have the meaning set
forth in Section 1.4(B).

                  (u) "Contaminant" means any pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, medical waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, PCBs, or any hazardous or toxic constituent thereof and includes, but is not limited to, any substance defined in or regulated under Environmental, Health or Safety Requirements of Law.


                  (v) "Encumbrances" shall have the meaning set forth in Section 1.3.

                  (w) "Environmental Claim" shall mean any claim with respect to indemnification relating to any environmental matters.

                  (x) "Environmental Damages" means all claims, judgments, damages (including punitive damages), losses, penalties, fines, interest, fees, liabilities (including strict liability), encumbrances, liens, costs, and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement or judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including, without limitation, reasonable attorneys' fees and disbursements and consultants' fees, any of which are incurred at any time as a result of the existence of Contaminants or noncompliance with Environmental, Health or Safety Requirements of Law with respect to the period prior to the Closing, including without limitation:

                           (i)      Damages for personal injury or
threatened personal injury (including sickness, disease or death), or injury or threatened injury to property or natural resources, foreseeable or unforeseeable, including, without limitation, the cost of demolition and rebuilding of any improvements on real property;

                           (ii)     Reasonable fees incurred for the
services of attorneys, consultants, contractors, doctors, experts, laboratories and all other reasonable costs incurred in connection

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with any damages as described in subparagraph (i) of this definition, and the investigation or remediation of Contaminants or the suspected presence of Contaminants or the violation or threatened violation of Environmental, Health or Safety Requirements of Law including, but not limited to, the preparation of any feasibility studies or reports or the performance of any investigations, cleanup, treatment, remediation, removal, response, abatement, containment, closure, storage, disposal, transport, restoration or monitoring work required by any federal, state or local governmental agency or political subdivision, or otherwise expended in connection with such conditions, and including, without limitation, any reasonable attorneys' fees, costs and expenses incurred in enforcing this Agreement or collecting any sums due hereunder; and

                           (iii)    Liability to any third person or
Governmental Authority to indemnify such person or Governmental
Authority for costs expended in connection with the items referenced in subparagraphs (i) and (ii) of this definition.

                  (y) "Environmental, Health or Safety Requirements of Law" means all federal, state and local laws, statutes, codes, ordinances, rules, regulations, EHS Permits, or orders relating to or addressing the environment, health or safety, including, but not limited to, any law, statute, code, ordinance, rule, regulation, EHS Permit or order relating to (x) the use, handling or disposal of any Contaminant or (y) workplace or worker safety and health, as such requirements are promulgated by the specifically authorized Governmental Authority responsible for administering such requirements.

                  (z) "Environmental Lien" means a lien in favor of any Governmental Authority for any (a) liability under any Environmental, Health or Safety Requirement of Law, or (b) damages arising from, or costs incurred by, such Governmental Authority in response to a Release or threatened Release of a Contaminant into the environment.

                  (aa) "Environmental Permits" shall have the meaning set forth in Section 2.1.23(i).


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                  (ab)       "ERISA" shall have the meaning set forth in
Section 2.1.16(a).

                  (ac)       "GAAP" shall have the meaning set forth in
Section 2.1.4(a).

                  (ad) "Governmental Authority" means any agency, department, court or other administrative, legislative or regulatory authority of any federal, state or local governmental body.

                  (ae) "Guaranties" shall have the meaning set forth in Section 3.5.

                  (af)       "Hazardous Materials" shall have the
meaning set forth in Section 2.1.23(iv).

                  (ag) "HSR Act" shall have the meaning set forth in Section 2.1.3(b).

                  (ah) "Intellectual Property" shall have the meaning set forth in Section 2.1.17.

                  (ai) "Interim Balance Sheet" shall have the meaning set forth in Section 2.1.3.

                  (aj) "Interim Financials" shall have the meaning set forth in Section 2.1.4(a).

                  (ak) "LADD" shall have the meaning set forth on Page 1 of this Agreement.

                  (al) "LADD Savings Plans" shall have the meaning set forth in Section 3.43.4(c)(i).

                  (am) "Liens" means, with respect to any assets or properties (whether real, personal or mixed or tangible or intangible), any mortgage, pledge, option, escrow, hypothecation, lien, security interest, financing statement, lease, charge, encumbrance, easement, conditional sale or other title retention or security agreement or any other similar restriction, claim or right of

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others, on, in, or with respect to such assets or properties, whether arising by contract, operation of law or otherwise.

                  (an) "Loss and Expense" shall have the meaning set forth in Section 6.1.

                  (ao) "Material Adverse Effect" shall mean a material adverse effect on the business, properties, assets (tangible and intangible) or financial condition or results of operations of the Company; provided that an event, change or effect that arises from general U.S. or Canadian economic conditions or that otherwise affects the U.S. manufacturing industry generally such as a result of the suspension or limitation of trading in securities generally on the New York Stock Exchange, American Stock Exchange or NASDAQ for a prolonged period of time, a banking moratorium declared by U.S. authorities, any outbreak of major hostilities in which the U.S. is involved, or any declaration of war by the U.S. Congress or similar substantial national calamity or emergency, shall not be considered material or to have a material adverse effect on the Company.

                  (ap)       "Material Agreements" shall have the
meaning set forth in Section 2.1.15.

                  (aq)       "Note" shall have the meaning set forth in
Section 1.4(A).

                  (ar)       "NPL" shall have the meaning set forth in
Section 2.1.23(g).

                  (as) "Original Principal Amount" shall have the meaning set forth in Section 1.4(A).

                  (at)       "PCBs" shall have the meaning set forth in
Section 2.1.23(m).

                  (au) "Permitted Liens" means (i) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company in accordance with generally accepted accounting

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principles; (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of the business of the Company which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with generally accepted accounting principles; (iii) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation; (iv) deposits to secure the performance of any or all of the following: bids, trade contracts (other than for borrowed money), leases (other than financing leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of the business of the Company; (v) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of the business of the Company which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company;
(vi) such imperfections or irregularities of title and encumbrances, if any, as are not substantial in character, amount or extent so as to materially detract from the value or interfere with the present use of the properties affected thereby or otherwise impair present business operations, and (vii) those liens or encumbrances described on Schedule
7.17 attached hereto.

                  (av)       "Plans" shall have the meaning set forth in
Section 2.1.16(a).

                  (aw) "Principal Amount Adjustment" shall have the meaning set forth in Section 1.4(B)(c).

                  (ax) "Properties" means all real or personal property of any kind or description presently owned, leased, operated, or otherwise under the control of the Company.

                  (ay) "Purchase Price" shall have the meaning set forth in Section 1.4(A).

                  (az) "Purchaser" shall have the meaning set forth on Page 1 of this Agreement.

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                  (ba)       "RCRA" shall have the meaning set forth in
Section 2.1.23(h).

                  (bb) "Release" means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the indoor or outdoor environment of any Contaminant through or in the air, soil, surface water, groundwater or Properties.

                  (bc) "Remedial Action" means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (iii) investigate and determine if a remedial response is needed, to design such a response and post-remedial investigation, monitoring, operation, maintenance and care.

                  (bd) "Review Period" shall have the meaning set forth in Section 1.4(B).

                  (be) "RTA Products" shall have the meaning set forth in Section 3.9.

                  (bf) "Savings Plan Employees" shall have the meaning set forth in Section 3.4(c)(i).

                  (bg) "Sellers" shall have the meaning set forth on Page 1 of this Agreement.

                  (bh) "Severance Plans" shall have the meaning set forth in Section 3.4.

                  (bi) "Shares" shall have the meaning set forth in the recitals to this Agreement.

                  (bj) "Subsidiary" shall have the meaning set forth in Section 2.1.1(a).

                  (bk)       "Taxes" shall have the meaning set forth in
Section 2.1.12.

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

                  (bl) "Transferee Savings Plans" shall have the meaning set forth in Section 3.4(c)(i).

         7.18 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of North Carolina, without giving effect to the conflict of laws rules thereof.



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         IN WITNESS WHEREOF, the parties have duly executed this
Agreement as of the date first above written.

                           LADD:

                           LADD FURNITURE, INC.


                           By:
                                    President and Chief Executive Officer



                           THE COMPANY:

                           FOURNIER FURNITURE, INC.


                            By:
                                     Title:  Vice President



                            PURCHASER:

                            FOURNIER ACQUISITION CO.


                            By:
                            Title:



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